Exhibit 99
EXPLANATORY NOTE
     As discussed below in Item 7 and Note 1 to the Consolidated Financial Statements, this Exhibit 99 includes information from the Ramco-Gershenson Properties Trust Annual Report on Form 10-K for the year ended December 31, 2008, as amended (the “2008 Form 10-K”), adjusted to reflect the retrospective application of the following newly adopted accounting standards, each of which became effective January 1, 2009: (1) Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”) and (2) Financial Accounting Standards Board (“FASB”) Staff Position No. EITF 03-6-1, “Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). The information contained in this Exhibit 99 does not otherwise reflect events occurring after the date of filing the 2008 Form 10-K or modify or update the disclosure in the 2008 Form 10-K.

Item 6. Selected Financial Data (in thousands, except per share data and number of properties).
     The following table sets forth our selected consolidated financial data and should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share and certain Other Data)
Operating Data:
Total revenue	$142,188	$152,286	$152,269	$143,546	$125,208
Operating income	5,589	10,555	13,940	14,173	16,808
Gain on sale of real estate assets, net of taxes	19,595	32,643	23,388	1,136	2,408
Income from continuing operations	27,690	45,694	40,330	17,709	14,621
Discontinued operations
Gain (loss) on sale of property	(463)	—	1,075	—	—
Income from operations	205	291	690	4,144	3,205

Net income	27,432	45,985	42,095	21,853	17,826
Net income attributable to noncontrolling interest in subsidiaries	(3,931)	(7,310)	(6,471)	(3,360)	(2,706)
Preferred share dividends	—	(3,146)	(6,655)	(6,655)	(4,814)
Loss on redemption of preferred shares	—	(1,269)	—	—	—

Net income attributable to RPT common shareholders	$23,501	$34,260	$28,969	$11,838	$10,306

Earnings Per Share Data:
From continuing operations attributable to RPT common shareholders:
Basic earnings per RPT common share	$1.28	$1.91	$1.65	$0.49	$0.45
Diluted earnings per RPT common share	1.28	1.90	1.64	0.49	0.44
Net income attributable to RPT common shareholders:
Basic earnings per RPT common share	$1.27	$1.92	$1.74	$0.70	$0.61
Diluted earnings per RPT common share	1.27	1.91	1.73	0.70	0.60
Cash dividends declared per RPT common share	$1.62	$1.85	$1.79	$1.75	$1.68
Distributions to RPT common shareholders	$34,150	$32,156	$29,737	$29,167	$28,249
Weighted average shares outstanding:
Basic	18,471	17,851	16,665	16,837	16,816
Diluted	18,478	18,529	16,716	16,880	17,031

Balance Sheet Data (at December 31):
Cash and cash equivalents	$5,295	$14,977	$11,550	$7,136	$7,810
Accounts receivable, net	40,736	35,787	33,692	32,341	26,845
Investment in real estate (before accumulated depreciation)	1,005,109	1,045,372	1,048,602	1,047,304	1,066,255
Total assets	1,014,526	1,088,499	1,064,870	1,125,275	1,043,778
Mortgages and notes payable	662,601	690,801	676,225	724,831	633,435
Total liabilities	701,488	765,742	720,722	774,442	673,401
Total RPT shareholders’ equity	273,714	281,517	304,547	312,418	329,982
Noncontrolling interest in subsidiaries	39,324	41,240	39,601	38,415	40,395
Total shareholders’ equity	$313,038	$322,757	$344,148	$350,833	$370,377

Other Data:
Funds from operations available to RPT common shareholders (1)	$47,362	$54,975	$54,604	$47,896	$41,379
Cash provided by operating activities	26,998	85,988	46,785	44,605	46,387
Cash provided by (used in) investing activities	33,602	23,182	42,113	(86,517)	(106,459)
Cash (used in) provided by financing activities	(70,282)	(105,743)	(84,484)	41,238	54,338
Number of properties (at December 31) (2)	89	89	81	84	74
Company owned GLA (at December 31) (2)	15,914	16,030	14,645	15,000	13,022
Occupancy rate (at December 31) (2)	91.3%	92.1%	93.6%	93.7%	92.9%

(1)	We consider funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (“NAREIT”) definition, FFO represents net income attributable to common shareholders, excluding extraordinary items (as defined under accounting principles generally accepted in the United States of America (“GAAP”)), and gain (loss) on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. See “Funds From Operations” in Item 7 for a discussion of FFO and a reconciliation of FFO to net income attributable to common shareholders.

(2)	Includes properties owned by us and our joint ventures.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The following discussion should be read in conjunction with the Consolidated Financial Statements, the Notes thereto, and the comparative summary of selected financial data appearing elsewhere in this report. Discontinued operations are discussed in Note 3 of the Notes to the Consolidated Financial Statements in Item 8. The financial information in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on results from continuing operations.
     As more fully discussed in Note 1 of the Notes to the Consolidated Financial Statements, we have retrospectively adopted the provisions of SFAS 160 and FSP EITF 03-6-1. This resulted in the recording of certain reclassifications related to previously-reported minority interests, which are now reported and referred to as noncontrolling interest in subsidiaries within this discussion and the consolidated financial statements. These reclassifications had no impact on previously reported net income available to common shareholders or earnings per share.
Overview
     We are a fully integrated, self-administered, publicly-traded REIT which owns, develops, acquires, manages and leases community shopping centers and one enclosed regional mall in the Midwestern, Southeastern and Mid-Atlantic regions of the United States. At December 31, 2008, we owned interests in 89 shopping centers, comprised of 65 community centers, 21 power centers, two single tenant retail properties, and one enclosed regional mall, totaling approximately 20.0 million square feet of GLA. We or our joint ventures own approximately 15.9 million square feet of such GLA, with the remaining portion owned by various anchor stores.
     Our corporate strategy is to maximize total return for our shareholders by improving operating income and enhancing asset value. We pursue our goal through:
•	The development of new shopping centers in metropolitan markets where we believe demand for a center exists;

•	A proactive approach to redeveloping, renovating and expanding our shopping centers; and

•	Aggressively leasing vacant spaces and entering into new leases for occupied spaces when leases are about to expire.
     We have followed a disciplined approach to managing our operations by focusing primarily on enhancing the value of our existing portfolio through strategic sales and successful leasing efforts. We continue to selectively pursue development and redevelopment opportunities.
     The highlights of our 2008 activity reflect this strategy:
•	We have six projects in various stages of development and pre-development with an estimated total project cost of planned phases of $298.1 million. As of December 31, 2008, we have spent $94 million on such developments. We intend to wholly own the Northpointe Town Center and Rossford Pointe and therefore anticipate that $43.5 million of the total project costs will be on our balance sheet upon completion of such projects. We own 20% of the joint venture that is developing Hartland Towne Square, and our share of the estimated $21.6 million of project costs of the planned phases is $4.3 million. The remaining estimated project costs of the planned phases of $233.0 million for The Town Center at Aquia, Gateway Commons, and Parkway Shops are expected to be borne by joint ventures, and therefore be accounted for as off-balance sheet assets, although we do not have joint venture partners to date and no assurance can be given that we will have joint venture partners on such projects.

•	We have nine redevelopments currently in process, excluding The Town Center at Aquia, which is included in the developments discussed above. We estimate the total project costs of the nine redevelopment projects in process to be $45.4 million. For the five redevelopments at our wholly owned, consolidated properties, we estimate project costs of $19.7 million of which $5.2 million had been spent as of December 31, 2008. For the four redevelopment projects at properties held by joint ventures, we estimate off-balance sheet project costs of $25.7 million (our share is estimated to be $7.1 million) of which $10.4 million had been spent as of December 31, 2008 (our share is $3.0 million).

•	During 2008, we opened 89 new non-anchor stores, at an average base rent of $17.59 per square foot, an increase of 6.5% over the portfolio average for non-anchor stores. We also renewed 144 non-anchor leases, at an average base rent of $16.33 per square foot, achieving an increase of 11.6% over prior rental rates. Additionally, we opened five new anchor stores, at an average base rent of $12.50 per square foot, an increase of 54.1% over the portfolio average for anchor stores. We also renewed 19 anchor leases, at an average base rent of $7.62 per square foot, an increase of 7.3% over prior rental rates. Overall portfolio average base rents increased to $10.82 in 2008 from $10.61 in 2007.

•	We increased management fee income by 44%, or $0.9 million, as compared to 2007.

•	We exercised the first of two one-year options to extend our $150 million unsecured revolving credit facility to December 2009.

•	During 2008, we utilized the proceeds from a new $40 million secured credit facility to retire the debt on three shopping centers.
Critical Accounting Policies
     Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our Board of Trustees. Actual results could materially differ from these estimates.
     Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments. For example, significant estimates and assumptions have been made with respect to useful lives of assets, recovery ratios, capitalization of development and leasing costs, recoverable amounts of receivables and initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Our critical accounting policies have not materially changed during the year ended December 31, 2008. The following discussion relates to what we believe to be our most critical accounting policies that require our most subjective or complex judgment.
     Allowance for Bad Debts
     We provide for bad debt expense based upon the allowance method of accounting. We continuously monitor the collectibility of our accounts receivable (billed and unbilled, including straight-line) from specific tenants, analyze historical bad debts, customer credit worthiness, current economic trends and changes in tenant payment terms when evaluating the adequacy of the allowance for bad debts. When tenants are in bankruptcy, we make estimates of the expected recovery of pre-petition and post-petition claims. The period to resolve these claims can exceed one year. Management believes the allowance is adequate to absorb currently estimated bad debts. However, if we experience bad debts in excess of the allowance we have established, our operating income would be reduced.
     Accounting for the Impairment of Long-Lived Assets
     We periodically review whether events and circumstances subsequent to the acquisition or development of long-lived assets, or intangible assets subject to amortization, have occurred that indicate the remaining estimated useful lives of those assets may warrant revision or that the remaining balance of those assets may not be recoverable. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, we use projections to assess whether future cash flows, on a non-discounted basis, for the related assets are likely to exceed the recorded carrying amount of those assets to determine if a write-down is appropriate. If we determine that an impairment exists, we report a loss to the extent that the carrying value of an impaired asset exceeds its fair value as determined by valuation techniques appropriate in the circumstances.
     In determining the estimated useful lives of intangibles assets with finite lives, we consider the nature, life cycle position, and historical and expected future operating cash flows of each asset, as well as our commitment to support these assets through continued investment.
     In 2008, the Company recognized a $5.1 million loss on the impairment of its Ridgeview Crossing shopping center in Elkin, North Carolina. The non-cash impairment charge is included in “loss on impairment of real estate assets” on the consolidated statements of income and comprehensive income. There were no impairment charges for the years ended December 31, 2007 and 2006.
     Revenue Recognition
     Shopping center space is generally leased to retail tenants under leases which are accounted for as operating leases. We recognize minimum rents using the straight-line method over the terms of the leases commencing when the tenant takes possession of the space. Certain of the leases also provide for additional revenue based on contingent percentage income which is recorded on an accrual basis once the specified target that triggers this type of income is achieved. The leases also typically provide for recoveries from tenants of common area maintenance, real estate taxes and other operating expenses. These recoveries are recognized as revenue in the period the applicable costs are incurred. Revenues from fees and management income are recognized in the period in which the services have been provided and the earnings process is complete. Lease termination income is recognized when a lease termination agreement is executed by the parties and the tenant vacates the space.
     Stock Based Compensation
     All share-based payments to employees, including grants of employee stock options, are recognized in the financial statements as compensation expense based upon the fair value on the grant date. We determine fair value of such awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates certain assumptions such as risk-free interest rate, expected volatility, expected dividend yield and expected life of options, in order to arrive at a fair value estimate. Expected volatilities are based on the historical volatility of our stock. Expected lives of options are based on the average holding period of outstanding options and their remaining terms. The risk free interest rate is based upon quoted market yields for United States treasury debt securities. The expected dividend yield is based on our historical dividend rates. We believe the assumptions selected by management are reasonable; however, significant changes could materially impact the results of the calculation of fair value.
     Off Balance Sheet Arrangements
     We have ten off balance sheet investments in joint ventures in which we own 50% or less of the total ownership interests. We provide leasing, development and property management services to the ten joint ventures. These investments are accounted for under the equity method. Our level of control of these joint ventures is such that we are not required to include them as consolidated subsidiaries. See Note 7 of the Notes to the Consolidated Financial Statements in Item 8.

Results of Operations
Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007
     For purposes of comparison between the years ended December 31, 2008 and 2007, “Same Center” refers to the shopping center properties owned by consolidated entities for the period from January 1, 2007 through December 31, 2008.
     In April 2007 we acquired an additional 80% ownership interest in Ramco Jacksonville LLC, bringing our total ownership interest to 100%, resulting in the consolidation of such entity in our financial statements. This property is referred to as the “Acquisition” in the following discussion.
     In March 2007, we sold Chester Springs Shopping Center to Ramco 450 Venture LLC, a joint venture with an investor advised by Heitman LLC. In June 2007, we sold two shopping centers, Shoppes of Lakeland and Kissimmee West, to Ramco HHF KL LLC, a newly formed joint venture. In July 2007, we sold Paulding Pavilion to Ramco 191 LLC, our joint venture with Heitman Value Partners Investment LLC. In late December 2007, we sold Mission Bay to Ramco/Lion Venture LP. In August 2008, we sold the Plaza at Delray shopping center to Ramco 450 Venture LLC. These sales to joint ventures in which we have an ownership interest are collectively referred to as the “Dispositions” in the following discussion.
     Revenues
     Total revenues decreased $10.1 million, or 6.6%, to $142.2 million in 2008, as compared to $152.3 million in 2007. The decrease in total revenues was primarily the result of a $5.7 million decrease in minimum rents and a $2.6 million decrease in recoveries from tenants.
     Minimum rents decreased $5.7 million, or 5.9%, to $90.8 million in 2008 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$0.2	0.2%
Acquisition	3.4	3.5%
Dispositions	(9.3)	(9.6%)

	$(5.7)	(5.9%)

     The increase in Same Center minimum rents was principally attributable to two major tenants signing new leases at two of our properties in 2008, partially offset by the bankruptcy of a certain national retailer in 2008 that closed at one of our centers, and an adjustment to straight-line accounts receivable rent in 2007.
     Recoveries from tenants decreased $2.6 million, or 5.8%, to $41.3 million in 2008 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$0.1	0.3%
Acquisition	1.0	2.4%
Dispositions	(3.7)	(8.5%)

	$(2.6)	(5.8%)

     The increase in recoveries from tenants for the Same Center properties was due primarily to expanding our electricity resale program in certain of our properties, partially offset by the impact of redevelopment activity. Our overall recovery ratio was 97.4% in 2008 compared to 98.4% in 2007.

     Recoverable operating expenses, which includes real estate tax expense, are a component of our recovery ratio. These expenses decreased $2.1 million, or 4.8%, to $42.4 million in 2008 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$0.3	0.8%
Acquisition	0.9	2.1%
Dispositions	(3.3)	(7.7%)

	$(2.1)	(4.8%)

     The increase in Same Center recoverable operating expenses is mainly attributable to higher electricity costs from the expansion of our electricity resale program.
     Fees and management income decreased $0.3 million, or 5.1%, to $6.5 million in 2008 as compared to $6.8 million in 2007. The decrease was primarily attributable to a decrease in acquisition fees of approximately $2.1 million, partially offset by an increase of $0.9 million in management fees and an increase in leasing fees of approximately $0.5 million. The acquisition fees earned in 2007 related to the purchase of 13 shopping centers by joint ventures in which we have an ownership interest. The increase in management fees and leasing fees in 2008 was mainly due to managing the 13 shopping centers that were purchased in the prior year by our joint venture partners. Other fees and management income increased $0.2 million when compared to 2007.
     Other income decreased $1.5 million to $3.0 million in 2008, compared to $4.5 million in 2007. The decrease was primarily due to a $1.1 million decrease in lease termination income, from $1.9 million in 2007 to $0.8 million in 2008, attributable mostly to income earned in 2007 on lease terminations from redevelopment properties. Additionally, interest income decreased $0.7 million in 2008. In 2007, Ramco-Gershenson Properties L.P. (the “Operating Partnership”) earned approximately $0.5 million of interest income on advances to Ramco Jacksonville LLC related to the River City Marketplace development when it was a joint venture, with no similar income earned during 2008. Offsetting the decreases was an increase of approximately $0.7 in tax increment financing revenue in 2008, which represents the Company’s share of a surplus earned at our River City Marketplace development. No tax increment financing income was earned in 2007.
     Expenses
     Total expenses decreased $5.1 million, or 3.6%, to $136.6 million in 2008 as compared to $141.7 million in 2007. The decrease was mainly driven by decreases in interest expense of $6.1 million, depreciation and amortization of $4.3 million, and recoverable operating expenses of $2.1 million, partially offset by a $5.1 million loss on the impairment of real estate assets recorded in the fourth quarter of 2008 and a $1.5 million increase in general and administrative expenses.
     Depreciation and amortization expense decreased $4.3 million, or 11.9%, in 2008 as follows:

	Amount
	(in millions)	Percentage
Same Center	$(2.7)	(7.3%)
Acquisition	1.4	3.9%
Dispositions	(3.0)	(8.5%)

	$(4.3)	(11.9%)

     Same Centers contributed $2.7 million to the decrease in depreciation and amortization expense, of which $4.1 million was directly related to a center we demolished in late December 2007 in anticipation of redevelopment. Offsetting the decrease was an increase due primarily to the bankruptcies of two national retailers that closed stores at two of the Company’s core operating properties, and the impact of redevelopment projects completed during 2008.
     In the fourth quarter of 2008, the Company recognized a non-recurring impairment charge of $5.1 million relating to the Company’s Ridgeview Crossing shopping center in Elkin, North Carolina.

     General and administrative expense was $15.8 million in 2008, as compared to $14.3 million in 2007, an increase of $1.5 million, or 10.6%. The increase in general and administrative expenses was primarily attributable to an increase in salary-related expenses of approximately $2.0 million, mainly the result of additional hiring following the expansion of our infrastructure related to increased joint venture activity and asset management. In the fourth quarter 2008, the Company recorded a one-time write-off of $0.5 million in terminated transaction costs associated with its Northpointe Town Center development in Jackson, Michigan. The increase in general and administrative expenses was also due to an additional $0.4 million arbitration award in 2008 to a third-party relating to the alleged breach by the Company of a property management agreement. These increases in general and administrative expenses were offset by a decrease primarily due to an increase of approximately $1.3 million in the portion of costs charged to development and redevelopment projects and capitalized in 2008, compared to 2007. General and administrative expenses were also impacted by a decrease in income tax expense of approximately $216,000 in 2008, mainly the result of a Michigan Business Tax adjustment.
     Interest expense decreased $6.1 million, or 14.3%, to $36.5 million in 2008 compared to $42.6 million in 2007. The summary below identifies the components of the net decrease:

			Increase
	2008	2007	(Decrease)
Average total loan balance	$677,497	$692,817	$(15,320)
Average rate	5.6%	6.2%	(0.6%)

Total interest on debt	$38,219	$43,244	$(5,025)
Amortization of loan fees	971	1,166	(195)
Interest on capital lease obligation	425	439	(14)
Capitalized interest and other	(3,097)	(2,240)	(857)

	$36,518	$42,609	$(6,091)

Other
     Gain on sale of real estate assets decreased $13.0 million, to $19.6 million in 2008, as compared to $32.6 million in 2007. In 2008, the Company sold the Plaza at Delray shopping center to a joint venture with an investor advised by Heitman LLC, sold land parcels at Hartland Towne Square, and recognized the deferred gain of $11,700 on the sale of Mission Bay Plaza to a joint venture in which it has a 30% ownership interest. In 2007, the Company sold Chester Springs Shopping Center to our Ramco 450 Venture LLC joint venture, sold the Shoppes of Lakeland and Kissimmee West to our Ramco HHF KL LLC joint venture, and sold land parcels at River City Marketplace.
     Earnings from unconsolidated entities represents our proportionate share of the earnings of various joint ventures in which we have an ownership interest. Earnings from unconsolidated entities were $2.5 million in both 2008 and 2007. During 2008, earnings from unconsolidated entities increased by approximately $361,000 from the Ramco 450 Venture LLC, Ramco 191 LLC, Ramco HHF KL LLC, and Ramco HHF NP LLC joint ventures, offset by a $406,000 decrease in earnings from the Ramco/Lion Venture LP joint venture that resulted primarily from the bankruptcy of a certain national retailer that closed stores at four of the joint venture properties in which the Company holds an ownership interest. In April 2007, we purchased the remaining 80% ownership interest in Ramco Jacksonville LLC (“Jacksonville”) and we have consolidated Jacksonville in our results of operations since the date of acquisition.
     Discontinued operations decreased $0.5 million in 2008 due to the loss on the sale of Highland Square of $0.4 million.
     Noncontrolling interest in subsidiaries represents the income attributable to the portion of the Operating Partnership not owned by the Company. Noncontrolling interest in subsidiaries in 2008 decreased $3.4 million, to $3.9 million, as compared to $7.3 million in 2007. The decrease is primarily attributable to the lower gain on the sale of real estate assets.

     Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006
     For purposes of comparison between the years ended December 31, 2007 and 2006, “Same Center” refers to the shopping center properties owned by consolidated entities as of January 1, 2006 and December 31, 2007.
     In July 2006, we acquired an additional 90% ownership interest in Beacon Square Development LLC. We also acquired an additional 80% ownership interest in Ramco Jacksonville LLC in April 2007, bringing our total ownership interest to 100% for both entities, resulting in the consolidation of such entities in our financial statements. These properties are collectively referred to as the “Acquisitions” in the following discussion.
     In November 2006, we sold Collins Pointe Plaza to Ramco 191 LLC, a joint venture with Heitman Value Partners Investments LLC. In December 2006, we sold two shopping centers, Crofton Centre and Merchants Square, to Ramco 450 LLC, our joint venture with an investor advised by Heitman LLC. In March 2007, we sold Chester Springs Shopping Center to this same joint venture. In June 2007, we sold two shopping centers, Shoppes of Lakeland and Kissimmee West, to Ramco HHF KL LLC, a newly formed joint venture. In July 2007, we sold Paulding Pavilion to Ramco 191 LLC. In late December 2007, we sold Mission Bay to Ramco/Lion Venture LP. These sales to joint ventures in which we have an ownership interest are collectively referred to as the “Dispositions” in the following discussion, with the exception of Mission Bay.
     Revenues
     Although total revenues of $152.3 million in 2007 did not fluctuate when compared to 2006, the individual revenue components varied year over year.
     Minimum rents decreased $3.3 million, or 3.3%, in 2007 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$0.7	0.7%
Acquisitions	5.1	5.1%
Dispositions	(9.1)	(9.1%)

	$(3.3)	(3.3%)

     The increase in Same Center minimum rents was principally attributable to the leasing of space to new tenants throughout our Same Center portfolio in 2007, partially offset by a $1.1 million reduction in minimum rents related to centers under redevelopment during 2007.
     Recoveries from tenants increased $1.9 million, or 4.4%, in 2007 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$2.9	6.9%
Acquisitions	1.5	3.6%
Dispositions	(2.5)	(6.1%)

	$1.9	4.4%

     The increase in the Same Center recoveries from tenants was primarily due to increases in common area expenses and the increase in electricity resale revenue to tenants. Our overall recovery ratio was 98.4% in 2007 compared to 95.2% in 2006.

     Recoverable operating expenses, which includes real estate tax expense, are a component of our recovery ratio. These expenses increased $0.5 million, or 1.1%, in 2007 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$0.4	0.9%
Acquisitions	1.4	3.2%
Dispositions	(1.3)	(3.0%)

	$0.5	1.1%

     The $0.4 million increase in Same Center recoverable operating expenses was primarily attributable to higher electricity costs from the expansion of our electricity resale program.
     Fees and management income increased $1.2 million, or 20.3%, to $6.8 million in 2007 as compared to $5.6 million in 2006. The increase was primarily attributable to an increase in acquisition fees of approximately $1.9 million as well as an increase of $0.9 million in management fees. The acquisition fees earned in 2007 related to the purchase of 13 shopping centers by joint ventures in which we have an ownership interest. The increase in management fees was mainly attributed to fees earned for managing the 13 shopping centers purchased by our joint ventures in 2007. Development fees decreased $1.8 million mainly due to our acquisition of the remaining 80% interest in Ramco Jacksonville LLC.
     Other income increased $0.6 million to $4.5 million in 2007. Interest income increased $0.6 million on advances to Ramco Jacksonville related to the River City Marketplace development, there was $0.2 million of miscellaneous income related to the favorable resolution of disputes with tenants, and temporary tenant income increased $0.1 million from the same period in 2006. Lease termination income decreased $0.6 million to $1.9 million from $2.4 million in 2006.
     Expenses
     Total expenses increased $3.4 million, or 2.6%, to $141.7 million in 2007 as compared to $138.3 million in 2006. The increase was mainly driven by increases in depreciation and amortization of $4.3 million, recoverable operating expenses of $1.3 million, and general and administrative expenses of $1.3 million, partially offset by a $2.8 million decrease in interest expense.
     Depreciation and amortization expense increased $4.3 million, or 13.4%, in 2007 as follows:

	Increase (Decrease)
	Amount
	(in millions)	Percentage
Same Center	$4.6	14.4%
Acquisitions	2.2	6.8%
Dispositions	(2.5)	(7.8%)

	$4.3	13.4%

     Same Centers contributed $4.6 million to the increase of which $4.1 million was directly related to a center we demolished in late December 2007 in anticipation of redevelopment.
     General and administrative expense was $14.3 million in 2007, as compared to $13.0 million in 2006, an increase of $1.3 million, or 9.9%. The increase in general and administrative expenses was primarily attributable to the Company’s recognition a non-recurring expense in the amount of $1.2 million, net of income tax benefits, resulting from an arbitration award in favor of a third-party relating to the alleged breach by the Company of a property management agreement.

     Interest expense decreased $2.7 million, or 6.0%, in 2007. The summary below identifies the components of the net decrease:

			Increase
	2007	2006	(Decrease)
Average total loan balance	$692,817	$707,752	$(14,934)
Average rate	6.2%	6.4%	(0.2%)

Total interest on debt	$43,244	$45,138	$(1,894)
Amortization of loan fees	1,166	1,129	37
Interest on capital lease obligation	439	416	23
Loan defeasance costs	—	244	(244)
Capitalized interest and other	(2,240)	(1,575)	(665)

	$42,609	$45,352	$(2,743)

Other
     Gain on sale of real estate assets increased $9.3 million to $32.6 million in 2007, as compared to $23.3 million in 2006. In 2007, the Company sold Chester Springs to our Ramco 450 Venture LLC joint venture, sold the Shoppes of Lakeland and Kissimmee West to our Ramco HHF KL LLC joint venture, sold Paulding Pavilion to our Ramco 191 LLC joint venture, and sold land parcels at River City Marketplace. With respect to the sale of Chester Springs and Paulding Pavilion, we recognized 80% of the gain on each sale, representing the portion of the gain attributable to our joint venture partner’s ownership interest. The remaining portion of the gain on each sale has been deferred as we have a 20% ownership interest in the respective joint ventures. With respect to the sale of Shoppes of Lakeland and Kissimmee West, we recognized 93% of the gain on the sale, representing the portion of the gain attributable to our joint venture partner’s ownership interest. The remaining portion of the gain on the sale of these centers has been deferred as we have a 7% ownership interest in the joint venture. In 2006, the Company sold our Crofton Plaza and Merchants Square shopping centers to a joint venture in which we have a 20% ownership interest, and sold outlots at River City Marketplace. With respect to the sale of Crofton Plaza and Merchants Square to the joint venture, we recognized 80% of the gain on the sale, representing the portion of the gain attributable to the joint venture partner’s 80% ownership interest. The remaining 20% of the gain on the sale of these two centers has been deferred and recorded as a reduction in the carrying amount of our equity investments in and advances to unconsolidated entities.
     Earnings from unconsolidated entities represent our proportionate share of the earnings of various joint ventures in which we have an ownership interest. Earnings from unconsolidated entities decreased $0.5 million from $3.0 million in 2006 to $2.5 million in 2007. This decrease is principally due to our consolidation of Ramco Jacksonville, the joint venture that owned the River City Marketplace development. The purchase of the remaining 80% ownership interest in Ramco Jacksonville LLC in April 2007 decreased earnings by $0.4 million when compared to the same period in 2006. Also, $0.3 million of the decrease is attributable to our ownership interest in the Ramco/Lion Venture LP joint venture. This decrease is attributable to redevelopment projects at two shopping centers owned by the joint venture.
     Discontinued operations decreased $1.5 million in 2007. In January 2006, we sold seven centers for a gain of $1.1 million.
     Noncontrolling interest in subsidiaries represents the income attributable to the portion of the Operating Partnership not owned by the Company. The increase in noncontrolling interest in subsidiaries from $6.5 million in 2006 to $7.3 million in 2007 is primarily the result of the increase in the gain on the sale of real estate assets in 2007.

     Liquidity and Capital Resources
     The principal uses of our liquidity and capital resources are for operations, developments, redevelopments, including expansion and renovation programs, selective acquisitions, and debt repayment, as well as dividend payments in accordance with REIT requirements. We anticipate that the combination of cash on hand, cash provided by operating activities, the availability under our Credit Facility, and additional financings will satisfy our expected working capital requirements through at least the next 12 months and allow us to achieve continued growth. Although we believe that the combination of factors discussed above will provide sufficient liquidity, no such assurance can be given.
     As part of our business plan to improve our capital structure and reduce debt, we will continue to pursue the strategy of selling fully-valued properties and to dispose of shopping centers that no longer meet the criteria established for our portfolio. Our ability to obtain acceptable selling prices and satisfactory terms and financing will impact the timing of future sales. The Company expects any net proceeds from the sale of properties would be used to reduce outstanding debt.
     The developments and redevelopments, including expansion and renovation programs, that we made during 2008 generally were financed through cash provided from operating activities, sales of properties to joint ventures in which we have an ownership interest, mortgage refinancings, and an increase in borrowings on the Unsecured Revolving Credit Facility. Total debt outstanding was approximately $662.6 million at December 31, 2008 as compared to $690.8 million at December 31, 2007.
     The following is a summary of our cash flow activities (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Cash provided by operating activities	$26,998	$85,988	$46,785
Cash provided by investing activities	33,602	23,182	42,113
Cash used in financing activities	(70,282)	(105,743)	(84,484)
     For the year ended December 31, 2008, we generated $27.0 million in cash flows from operating activities, as compared to $86.0 million in 2007. Cash flows from operating activities decreased during 2008 mainly due to lower net income and depreciation expense and lower net cash provided by accounts receivable, other assets, accounts payable and accrued expenses. For the year ended December 31, 2008, investing activities provided $33.6 million of cash flows, as compared to $23.2 million in 2007. Cash flows from investing activities were higher in 2008 due to $9.2 million of cash received from sales of discontinued operations and cash received on a note receivable due from a joint venture in 2008, partially offset in 2007 by higher proceeds from the sale of property to joint ventures. During 2007, we incurred additional spending for investments in real estate and additional investments and advances in our joint ventures when compared to 2008. During 2008, cash flows used in financing activities were $70.3 million, as compared to $105.7 million during the same period in 2007. In 2008, we repaid $195.8 million of mortgages and notes payable, compared to $317.1 million in 2007, and had lower borrowings of mortgages and notes payable of $167.6 million in 2007, when compared to $280.6 million in 2007. Additionally in 2007, we repurchased $26.0 million of preferred shares.
     To maintain our qualification as a REIT under the Code, we are required to distribute to our shareholders at least 90% of our REIT taxable income (as defined in the Code). We satisfied the REIT requirement with distributed common and preferred share cash dividends of $29.9 million in 2008, and $36.4 million in both 2007 and 2006.
     The Company has a $250 million unsecured credit facility (the “Credit Facility”) consisting of a $100 million unsecured term loan credit facility and a $150 million unsecured revolving credit facility. The Credit Facility provides that the unsecured revolving credit facility may be increased by up to $100 million at the Company’s request, dependent on there being a lender(s) willing to acquire the additional commitment, for a total unsecured revolving credit facility commitment of $250 million. The unsecured term loan credit facility matures in December 2010 and bears interest at a rate equal to LIBOR plus 130 to 165 basis points, depending on certain debt ratios. In October 2008, the Company exercised its option to extend the unsecured revolving credit facility to December 2009. The unsecured revolving credit facility bears interest at a rate equal to LIBOR plus 115 to 150 basis points, depending on certain debt ratios. The Company retains the option to extend the maturity date of the unsecured revolving credit facility to December 2010. It is anticipated that funds borrowed under the Credit Facility will be used for general corporate purposes, including working capital, capital expenditures, the repayment of indebtedness or other corporate activities.

     The Company has $207.7 million in debt maturing in 2009, including the Company’s unsecured revolving credit facility ($125.2 million), the revolving credit facility securing The Town Center at Aquia ($40.0 million), the fixed rate mortgage on West Oaks II/Spring Meadows ($23.6 million), and variable rate mortgages on Gaines Marketplace ($7.5 million) and Beacon Square ($7.5 million). As discussed above, the Company retains the option to extend the maturity date of the unsecured revolving credit facility to December 2010. The Company also retains the option to extend the revolving credit facility securing The Town Center at Aquia to December 2010. With respect to the various fixed rate mortgage and floating rate mortgages, it is the Company’s intent to refinance these mortgages and notes payable upon or shortly prior to their expiration. However, there can be no assurance that the Company will be able to refinance its debt on commercially reasonable or any other terms.
     Under terms of various debt agreements, we may be required to maintain interest rate swap agreements to reduce the impact of changes in interest rates on our floating rate debt. We have interest rate swap agreements with an aggregate notional amount of $160.0 million at December 31, 2008. Based on rates in effect at December 31, 2008, the agreements provide for fixed rates ranging from 4.4% to 6.6% and expire from January 2009 through December 2010.
     After taking into account the impact of converting our variable rate debt into fixed rate debt by use of the interest rate swap agreements, at December 31, 2008 our variable rate debt accounted for approximately $180.2 million of outstanding debt with a weighted average interest rate of 3.3%. Variable rate debt accounted for approximately 27.2% of our total debt and 22.7% of our total capitalization.
     We have $409.3 million of mortgage loans encumbering our consolidated properties, and $540.8 million of mortgage loans on properties held by our unconsolidated joint ventures (of which our pro rata share is $139.7 million). Such mortgage loans are generally non-recourse, subject to certain exceptions for which we would be liable for any resulting losses incurred by the lender. These exceptions vary from loan to loan but generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain of such events, such as fraud or filing of a bankruptcy petition by the borrower, we would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, penalties and expenses.
     The unconsolidated joint ventures in which our Operating Partnership owns an interest and which are accounted for by the equity method of accounting are subject to mortgage indebtedness, which in most instances is non-recourse. At December 31, 2008, mortgage debt for the unconsolidated joint ventures was $540.8 million, of which our pro rata share was $139.7 million with a weighted average interest rate of 6.4%. Fixed rate debt for the unconsolidated joint ventures was $506.8 million at December 31, 2008. Our pro rata share of the fixed rate debt amounted to $133.1 million, or 95.2% of our total pro rata share of such debt. The mortgage debt of $16.3 million at Peachtree Hill, a shopping center owned by our Ramco 450 Venture LLC, is recourse debt. The loan is secured by unconditional guarantees of payment and performance by Ramco 450 Venture LLC, the Company, and its majority owned subsidiary, Ramco-Gershenson Properties, L.P, the Operating Partnership.
     Investments in Unconsolidated Entities
     In 2007, we formed Ramco HHF KL LLC, a joint venture with a discretionary fund managed by Heitman LLC that invests in core assets. We own 7% of the joint venture and our joint venture partner owns 93%. Subsequent to the formation of the joint venture, we sold Shoppes of Lakeland in Lakeland, Florida and Kissimmee West in Kissimmee, Florida to the joint venture. The Company recognized 93% of the gain on the sale of these two centers to the joint venture, representing the gain attributable to the joint venture partner’s 93% ownership interest. The remaining 7% of the gain on the sale of these two centers has been deferred and recorded as a reduction in the carrying amount of the Company’s equity investments in and advances to unconsolidated entities.
     In 2007, we formed Ramco HHF NP LLC, a joint venture with a discretionary fund managed by Heitman LLC that invests in core assets. We own 7% of the joint venture and our joint venture partner owns 93%. In August 2007, the joint venture acquired Nora Plaza located in Indianapolis, Indiana.
     In 2007, we formed Ramco RM Hartland SC LLC (formerly Ramco Highland Disposition LLC), a joint venture with Hartland Realty Partners LLC to develop Hartland Towne Square, a traditional community center in Hartland, Michigan. We own 20% of the joint venture and our joint venture partner owns 80%. As of December 31, 2008, the joint venture has $8.5 million of variable rate debt and $6.0 million of fixed rate debt.

     In 2007, we formed Ramco Jacksonville North Industrial LLC, a joint venture formed to develop land adjunct to our River City Marketplace shopping center. We own 5% of the joint venture and our joint venture partner owns 95%. As of December 31, 2008, the joint venture has $0.7 million of variable rate debt.
     During 2007, we acquired the remaining 80% interest in Ramco Jacksonville LLC, an entity that was formed to develop a shopping center in Jacksonville, Florida.
     Contractual Obligations
     The following are our contractual cash obligations as of December 31, 2008 (dollars in thousands):

		Payments Due by Period
		Less than	1 - 3	4 - 5	After 5
Contractual Obligations	Total	1 year	years	years	years

Mortgages and notes payable, principal	$662,601	$207,704	$154,512	$67,496	$232,889
Interest on mortgages and notes payable	175,206	36,057	46,487	31,548	61,114
Employment contracts	1,669	466	1,203	—	—
Capital lease	9,340	677	1,354	1,354	5,955
Operating leases	6,137	896	1,825	1,899	1,517
Unconditional construction cost obligations	29,744	29,744	—	—	—

Total contractual cash obligations	$884,697	$275,544	$205,381	$102,297	$301,475

     At December 31, 2008, we did not have any contractual obligations that required or allowed settlement, in whole or in part, with consideration other than cash.
     Mortgages and notes payable
     See the analysis of our debt included in “Liquidity and Capital Resources” above.
     Employment Contracts
     We have an employment contract with our President, Chief Executive Officer that contains minimum guaranteed compensation.
     Operating and Capital Leases
     We lease office space for our corporate headquarters and our Florida office under operating leases. We also have an operating lease at our Taylors Square shopping center and a capital ground lease at our Gaines Marketplace shopping center.
     Construction Costs
     In connection with the development and expansion of various shopping centers as of December 31, 2008, we have entered into agreements for construction activities with an aggregate cost of approximately $29.7 million.
     Planned Capital Spending
     During 2008, we spent approximately $11.7 million on revenue-generating capital expenditures, including tenant improvements, leasing commissions paid to third-party brokers, legal costs relative to lease documents and capitalized leasing and construction costs. These types of investments generate a return through rents from tenants over the terms of their leases. Revenue-enhancing capital expenditures, including expansions, renovations and repositionings, were approximately $31.3 million in 2008. Revenue neutral capital expenditures, such as roof and parking lot repairs, which are anticipated to be recovered from tenants, amounted to approximately $2.9 million in 2008.
     In 2009, we anticipate spending approximately $29.7 million for revenue-generating, revenue-enhancing and revenue neutral capital expenditures, including approximately $14.0 million for nine approved redevelopment projects.. Further, in 2009 we anticipate spending $2.9 million for ongoing development projects, three that are in the construction phase and three in the pre-development phase.

     At the beginning of 2008, as a result of the challenging acquisition market, the Company chose to de-emphasize our acquisition program as a primary driver of growth. Therefore, acquisitions are planned to be more selective and opportunistic in nature going forward.
     Capitalization
     At December 31, 2008, our market capitalization amounted to $795 million. Market capitalization consisted of $662.6 million of debt (including property-specific mortgages, an Unsecured Credit Facility consisting of a Term Loan Credit Facility and a Revolving Credit Facility, a Secured Term Loan, and a Junior Subordinated Note), and $132.9 million of common shares (based on the closing price of $6.18 per share on December 31, 2008) and Operating Partnership units at market value. Our ratio debt to total market capitalization was 83.3% at December 31, 2008, as compared to 60.2% at December 31, 2007, and was adversely impacted by the general drop in prices of REIT shares in 2008. After taking into account the impact of converting our variable rate debt into fixed rate debt by use of interest rate swap agreements, our outstanding debt at December 31, 2008 had a weighted average interest rate of 5.3% and consisted of $482.4 million of fixed rate debt and $180.2 million of variable rate debt. Outstanding letters of credit issued under the Credit Facility totaled approximately $1.8 million at December 31, 2008.
     On April 2, 2007, we announced that we would redeem all of our outstanding 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest on June 1, 2007. As of June 1, 2007, 1,856,846 Series C Preferred Shares, or approximately 98% of the total outstanding as of the April 2007 redemption notice, had been converted into common shares of beneficial interest on a one-for-one basis. The remaining 31,154 Series C Preferred Shares were redeemed on June 1, 2007, at the preferred redemption price of $28.50 plus accrued and unpaid dividends.
     On October 8, 2007, we announced that we would redeem all of our outstanding 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest on November 12, 2007. The shares were redeemed at $25.00 per share, resulting in a charge to equity of approximately $1.2 million, plus accrued and unpaid dividends to the redemption date without interest.
     At December 31, 2008, the noncontrolling interest in the Operating Partnership represented a 13.6% ownership in the Operating Partnership. The OP Units may, under certain circumstances, be exchanged for our common shares of beneficial interest on a one-for-one basis. We, as sole general partner of the Operating Partnership, have the option, but not the obligation, to settle exchanged OP Units held by others in cash based on the current trading price of our common shares of beneficial interest. Assuming the exchange of all OP Units, there would have been 21,502,171 of our common shares of beneficial interest outstanding at December 31, 2008, with a market value of approximately $132.9 million.
     Funds From Operations
     We consider funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (NAREIT) definition, FFO represents net income attributable to common shareholders, excluding extraordinary items (as defined under GAAP) and gain (loss) on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate investments, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions and many companies utilize different depreciable lives and methods. Because FFO adds back depreciation and amortization unique to real estate, and excludes gains and losses from depreciable property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities and interest costs, which provides a perspective of our financial performance not immediately apparent from net income attributable to common shareholders determined in accordance with GAAP. In addition, FFO does not include the cost of capital improvements, including capitalized interest.
     For the reasons described above, we believe that FFO provides us and our investors with an important indicator of our operating performance. This measure of performance is used by us for several business purposes and for REITs it provides a recognized measure of performance other than GAAP net income attributable to common shareholders, which may include non-cash items. Other real estate companies may calculate FFO in a different manner.
     We recognize FFO’s limitations when compared to GAAP’s net income attributable to common shareholders. FFO does not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the payment of dividends. FFO should not be considered as an alternative to net income attributable to common shareholders (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. FFO is simply used as an additional indicator of our operating performance.
The following table illustrates the calculations of FFO (in thousands, except per share data):

	Years Ended December 31,
	2008	2007	2006
Net income attributable to RPT common shareholders	$23,501	$34,260	$28,969
Add:
Preferred share dividends	—	3,146	6,655
Loss on redemption of preferred shares	—	1,269	—
Depreciation and amortization expense	37,850	40,924	35,068
Noncontrolling interest in partnership:
Continuing operations	3,966	7,270	6,206
Discontinued operations	(35)	40	265
Less:
Gain on sale of depreciable property (2)	(18,347)	(29,869)	(19,109)
Discontinued operations, loss (gain) on sale of property	427	—	(1,075)

Funds from operations	47,362	57,040	56,979
Less:
Preferred stock dividends (3)	—	(2,065)	(2,375)

Funds from operations attributable to RPT common shareholders, assuming conversion of OP units (4)	$47,362	$54,975	$54,604

Weighted average equivalent shares outstanding, diluted (3)	21,397	21,449	21,536

Net income per diluted share to FFO per diluted share reconciliation:
Net income per diluted share (1)	$1.27	$1.91	$1.74
Add:
Depreciation and amortization expense	1.77	1.91	1.63
Noncontrolling interest in partnership:
Continuing Operations	0.19	0.34	0.29
Discontinued Operations	—	—	—
Discontinued operations, loss (gain) on sale of property	0.02	—	(0.05)
Less:
Gain on sale of depreciable real estate (2)	(0.86)	(1.39)	(0.89)
Assuming conversion of OP units	(0.18)	(0.11)	(0.07)

Funds from operations per diluted share	2.21	2.66	2.65
Less:
Series C Preferred Stock dividends	—	(0.10)	(0.11)

Funds from operations attributable to RPT common shareholders per diluted share, assuming conversion of OP units	$2.21	$2.56	$2.54

(1)	In 2008, an impairment charge in the amount of $5,103 was included in our FFO calculations.

(2)	Excludes gain on sale of undepreciated land of $1,248, $2,774, and $4,279 for 2008, 2007, and 2006, respectively.

(3)	In 2007 and 2006, the Series C Preferred Shares were dilutive and therefore, the dividends paid were not included in the calculation of our diluted FFO.

(4)	In 2007, loss on redemption of preferred shares in the amount of $1,269 was not included in our FFO calculations.

     Inflation
     Inflation has been relatively low in recent years and has not had a significant detrimental impact on the results of our operations. Should inflation rates increase in the future, substantially all of our tenant leases contain provisions designed to partially mitigate the negative impact of inflation in the near term. Such lease provisions include clauses that require our tenants to reimburse us for real estate taxes and many of the operating expenses we incur. Also, many of our leases provide for periodic increases in base rent which are either of a fixed amount or based on changes in the consumer price index and/or percentage rents (where the tenant pays us rent based on a percentage of its sales). Significant inflation rate increases over a prolonged period of time may have a material adverse impact on our business.
Recent Accounting Pronouncements
     On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy.
     Fair value measurements for assets and liabilities where there exists limited or no observable market data are, therefore, based primarily upon estimates, and are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, fair value cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including but not limited to estimates of future cash flows, could impact the calculation of current or future values. The adoption of SFAS 157 for assets and liabilities did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. For further discussion on fair value and SFAS 157, see Note 11 to the Consolidated Financial Statements.
     In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS 161 also requires entities to disclose additional information about the amounts and location of derivatives included within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect that SFAS 161 will have a material effect on the Company’s results of operations or financial position because it only requires new disclosure requirements. The Company will adopt the provisions of SFAS 161 in the first quarter of 2009.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. This standard was effective November 13, 2008. The adoption of the provisions of SFAS 162 did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
     In October 2008, the FASB issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. This Staff Position clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The guidance in this Staff Position was effective upon issuance by the FASB. The Company is currently evaluating the application of Staff Position No. 157-3, but does not expect the standard to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
     Effective January 1, 2009, the Company adopted the provisions of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, (“SFAS 160”) retrospectively, which requires noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. Consolidated net income and comprehensive income is required to include the noncontrolling interest’s share. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. Upon adoption of SFAS 160, the carrying amount of noncontrolling interest in subsidiaries reclassified to permanent equity as of December 31, 2008 and 2007 was $39.3 million and $41.2 million, respectively. As a result of these reclassifications, total shareholders’ equity at December 31, 2008 and 2007 increased to $313.0 million and $322.8 million from the $273.2 million and $281.4 million amounts previously reported, respectively.
     Further, as a result of the adoption of SFAS 160, net income attributable to the noncontrolling interest in subsidiaries is now excluded from the determination of net income attributable to the parent. In addition, the individual component of other comprehensive income is now presented in the aggregate, with the portion attributable to noncontrolling interests deducted from comprehensive income attributable to common shareholders. Corresponding changes have also been made to the consolidated statements of cash flows in the Consolidated Financial Statements.
     In addition to the retrospective adoption of SFAS 160, the Company also retrospectively adopted the provisions of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”, (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and should be included in the calculation of basic earnings per share using the two-class method prescribed by SFAS No. 128, “Earnings Per Share”. All prior period earnings per share amounts presented were adjusted retrospectively. The adoption of the provisions of FSP EITF 03-6-1 did not have a material effect on the Company’s consolidated financial condition, results of operations, or cash flows. Refer to Note 1 of the Notes to the Consolidated Financial Statements for further information.
Item 8. Financial Statements and Supplementary Data.
     Our consolidated financial statements and supplementary data are included as a separate section in this Annual Report on Form 10-K commencing on page F-1 and are incorporated herein by reference.

RAMCO-GERSHENSON PROPERTIES TRUST

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholders
Ramco-Gershenson Properties Trust
     We have audited the accompanying consolidated balance sheets of Ramco-Gershenson Properties Trust and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ramco-Gershenson Properties Trust and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of a new accounting pronouncement for share based payments in 2006 and has retrospectively adopted the provisions of new accounting pronouncements for noncontrolling interests and calculation of earnings per share.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ramco-Gershenson Properties Trust and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 10, 2009 (except for the retrospective adjustments
described in Note 1 as to which the date is September 8, 2009)

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2008	2007
Assets
Investment in real estate, net	$830,392	$876,410
Cash and cash equivalents	5,295	14,977
Restricted cash	4,891	5,777
Accounts receivable, net	40,736	35,787
Equity investments in and advances to unconsolidated entities	95,867	117,987
Other assets, net	37,345	37,561

Total Assets	$1,014,526	$1,088,499

Liabilities and Shareholders’ Equity
Mortgages and notes payable	$662,601	$690,801
Accounts payable and accrued expenses	26,751	57,614
Distributions payable	4,945	9,884
Capital lease obligation	7,191	7,443

Total Liabilities	701,488	765,742

Shareholders’ Equity
Ramco-Gershenson Properties Trust (“RPT”) shareholders’ equity:
Common Shares of Beneficial Interest, par value $0.01, 45,000 shares authorized; 18,583 and 18,470 issued and outstanding as of December 31, 2008 and 2007, respectively	185	185
Additional paid-in capital	389,528	388,164
Accumulated other comprehensive loss	(3,328)	(732)
Cumulative distributions in excess of net income	(112,671)	(106,100)

Total RPT Shareholders’ Equity	273,714	281,517
Noncontrolling interest in subsidiaries	39,324	41,240

Total Shareholder’s Equity	313,038	322,757

Total Liabilities and Shareholders’ Equity	$1,014,526	$1,088,499

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
REVENUES:
Minimum rents	$90,756	$96,410	$99,716
Percentage rents	636	676	922
Recoveries from tenants	41,332	43,885	42,026
Fees and management income	6,484	6,831	5,676
Other income	2,980	4,484	3,929

Total revenues	142,188	152,286	152,269

EXPENSES:
Real estate taxes	18,695	20,017	20,837
Recoverable operating expenses	23,741	24,568	23,271
Depreciation and amortization	32,121	36,469	32,160
Other operating	4,616	3,777	3,709
Loss on impairment of real estate assets	5,103	—	—
General and administrative	15,805	14,291	13,000
Interest expense	36,518	42,609	45,352

Total expenses	136,599	141,731	138,329

Income from continuing operations before gain on sale of real estate assets and earnings from unconsolidated entities	5,589	10,555	13,940
Gain on sale of real estate assets, net of taxes of $2,237, $4,418 and $2,253 in 2008, 2007 and 2006 respectively	19,595	32,643	23,388
Earnings from unconsolidated entities	2,506	2,496	3,002

Income from continuing operations	27,690	45,694	40,330

Discontinued operations:
Gain (loss) on sale of property	(463)	—	1,075
Income from operations	205	291	690

Income (loss) from discontinued operations	(258)	291	1,765

Net Income	27,432	45,985	42,095
Less: Net income attributable to the noncontrolling interest in subsidiaries	(3,931)	(7,310)	(6,471)
Preferred share dividends	—	(3,146)	(6,655)
Loss on redemption of preferred shares	—	(1,269)	—

Net income attributable to RPT common shareholders	$23,501	$34,260	$28,969

Basic earnings per RPT common share:
Income from continuing operations attributable to RPT common shareholders	$1.28	$1.91	$1.65
Income (loss) from discontinued operations attributable to RPT common shareholders	(0.01)	0.01	0.09

Net income attributable to RPT common shareholders	$1.27	$1.92	$1.74

Diluted earnings per RPT common share:
Income from continuing operations attributable to RPT common shareholders	$1.28	$1.90	$1.64
Income (loss) from discontinued operations attributable to RPT common shareholders	(0.01)	0.01	0.09

Net income attributable to RPT common shareholders	$1.27	$1.91	$1.73

Basic weighted average common shares outstanding	18,471	17,851	16,665

Diluted weighted average common shares outstanding	18,478	18,529	16,716

AMOUNTS ATTRIBUTABLE TO RPT COMMON SHAREHOLDERS:
Income from continuing operations attributable to RPT common shareholders	$23,724	$34,009	$27,469
Income (loss) from discontinued operations attributable to RPT common shareholders	(223)	251	1,500

Net income attributable to RPT common shareholders	$23,501	$34,260	$28,969

COMPREHENSIVE INCOME
Net income	$27,432	$45,985	$42,095
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swaps	(3,006)	(1,092)	291

Comprehensive income	24,426	44,893	42,386
Comprehensive (income) loss attributable to the noncontrolling interest in subsidiaries	410	149	(44)

Comprehensive income attributable to RPT common shareholders	$24,836	$45,042	$42,342

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)

				Accumulated	Cumulative
		Common	Additional	Other	Distributions in	Noncontrolling	Total
	Preferred	Shares Par	Paid-In	Comprehensive	Excess of	Interest	Shareholders’
	Shares	Value	Capital	Income (Loss)	Net Income	in Subsidiaries	Equity

Balance, January 1, 2006	$75,545	$168	$343,011	$(36)	$(106,270)	$38,415	$350,833
Cash distributions declared	—	—	—	—	(29,785)	(5,329)	(35,114)
Preferred shares dividends declared	—	—	—	—	(6,655)	—	(6,655)
Stock options exercised	—	—	298	—	—	—	298
Share-based compensation expense	—	—	204	—	—	—	204
Conversion of Series C Preferred Shares to common shares	(27)	—	27	—	—	—	—
Repurchase and retirement of common shares	—	(2)	(7,802)	—	—	—	(7,804)
Net income	—	—	—	—	35,624	6,471	42,095
Comprehensive income	—	—	—	247	—	44	291

Balance, December 31, 2006	75,518	166	335,738	211	(107,086)	39,601	344,148
Cash distributions declared	—	—	—	—	(33,274)	(5,522)	(38,796)
Preferred shares dividends declared	—	—	—	—	(3,146)	—	(3,146)
Stock options exercised	—	—	268	—	—	—	268
Share-based compensation expense	—	—	1,323	—	—	—	1,323
Redemption of 1,000 shares of Series B Preferred Stock	(23,804)	—	(7)	—	(1,234)	—	(25,045)
Redemption of 31 shares of Series C Preferred Stock	(853)	—	—	—	(35)	—	(888)
Conversion of 1,857 shares of Series C Preferred Shares to commom shares	(50,861)	19	50,842	—	—	—	—
Net income	—	—	—	—	38,675	7,310	45,985
Comprehensive income (loss)	—	—	—	(943)	—	(149)	(1,092)

Balance, December 31, 2007	—	185	388,164	(732)	(106,100)	41,240	322,757
Cash distributions declared	—	—	—	—	(29,884)	(5,437)	(35,321)
Restricted stock dividends	—	—	—	—	(188)	—	(188)
Share-based compensation expense	—	—	1,325	—	—	—	1,325
Stock options exercised	—	—	39	—	—	—	39
Net income	—	—	—	—	23,501	3,931	27,432
Comprehensive income (loss)	—	—	—	(2,596)	—	(410)	(3,006)

Balance, December 31, 2008	$—	$185	$389,528	$(3,328)	$(112,671)	$39,324	$313,038

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$27,432	$45,985	$42,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,121	36,469	32,160
Amortization of deferred financing costs	971	1,166	1,129
Gain on sale of real estate assets	(19,595)	(32,643)	(23,388)
Loss on impairment of real estate assets	5,103	—	—
Earnings from unconsolidated entities	(2,506)	(2,496)	(3,002)
Discontinued operations	(205)	(291)	(690)
Distributions received from unconsolidated entities	6,389	5,934	2,872
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(4,949)	379	(986)
Other assets	2,278	4,656	1,782
Accounts payable and accrued expenses	(20,864)	26,031	(5,324)

Net Cash Provided by Continuing Operating Activities	26,175	85,190	46,648
Loss (gain) on sale of Discontinued Operations	463	—	(1,075)
Operating Cash from Discontinued Operations	360	798	1,212

Net Cash Provided by Operating Activities	26,998	85,988	46,785

Cash Flows from Investing Activities:
Real estate developed or acquired, net of liabilities assumed	(67,880)	(87,133)	(50,424)
Investment in and advances to unconsolidated entities, net	(6,079)	(38,177)	(22,886)
Payments on notes receivable from joint ventures, net	23,249	13,500	—
Proceeds from sales of real estate assets	52,132	60,176	31,948
Proceeds from sale of property to joint ventures	22,137	72,821	36,454
Decrease in restricted cash	886	1,995	21

Net Cash Provided by (Used In) Continuing Investing Activities	24,445	23,182	(4,887)
Investing Cash from Discontinued Operations	9,157	—	47,000

Net Cash Provided by Investing Activities	33,602	23,182	42,113

Cash Flows from Financing Activities:
Cash distributions to shareholders	(34,150)	(32,156)	(29,737)
Cash distributions to operating partnership unit holders	(6,059)	(5,360)	(5,214)
Cash dividends paid on preferred shares	—	(4,810)	(6,655)
Cash dividends paid on restricted stock	(188)	—	—
Paydown of mortgages and notes payable	(195,758)	(317,102)	(172,463)
Payment for deferred financing costs	(1,419)	(878)	(413)
Distributions to noncontrolling partners	(53)	(121)	(88)
Borrowings on mortgages and notes payable	167,558	280,588	137,852
Reduction of capitalized lease obligation	(252)	(239)	(260)
Purchase and retirement of preferred shares	—	(25,933)	—
Purchase and retirement of common shares	—	—	(7,804)
Proceeds from exercise of stock options	39	268	298

Net Cash Used in Financing Activities	(70,282)	(105,743)	(84,484)

Net Increase (Decrease) in Cash and Cash Equivalents	(9,682)	3,427	4,414
Cash and Cash Equivalents, Beginning of Period	14,977	11,550	7,136

Cash and Cash Equivalents, End of Period	$5,295	$14,977	$11,550

Supplemental Cash Flow Disclosure, including Non-Cash Activities:
Cash paid for interest during the period	$35,628	$41,936	$43,871
Cash paid for federal income taxes	6,333	1,030	2,338
Capitalized interest	1,577	2,881	1,431
Assumed debt of acquired property and joint venture interests	—	12,197	7,521
Increase (Decrease) in fair value of interest rate swaps	(3,006)	(1,092)	291
Decrease in deferred gain on sale of property	11,678	—	—
See notes to consolidated financial statements

RAMCO-GERSHENSON PROPERTIES TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007 and 2006
(Dollars in thousands)
1. Organization and Summary of Significant Accounting Policies
     Ramco-Gershenson Properties Trust, together with its subsidiaries (the “Company”), is a real estate investment trust (“REIT”) engaged in the business of owning, developing, acquiring, managing and leasing community shopping centers, regional malls and single tenant retail properties. At December 31, 2008, the Company owned and managed a portfolio of 89 shopping centers, with approximately 20,000,000 square feet of gross leaseable area (“GLA”), located in the Midwestern, Southeastern and Mid-Atlantic regions of the United States. The Company’s centers are usually anchored by discount department stores or supermarkets and the tenant base consists primarily of national and regional retail chains and local retailers. The Company’s credit risk, therefore, is concentrated in the retail industry.
     The economic performance and value of the Company’s real estate assets are subject to all the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. The economic condition of each of the Company’s markets may be dependent on one or more industries. An economic downturn in one of these industries may result in a business downturn for the Company’s tenants, and as a result, these tenants may fail to make rental payments, decline to extend leases upon expiration, delay lease commencements or declare bankruptcy.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its majority owned subsidiary, the Operating Partnership, Ramco-Gershenson Properties, L.P. (86.4%, 86.4%, and 85.0% owned by the Company at December 31, 2008, 2007 and 2006, respectively), and all wholly owned subsidiaries, including bankruptcy remote single purpose entities and all majority owned joint ventures over which the Company has control. The presentation of consolidated financial statements does not itself imply that assets of any consolidated entity (including any special-purpose entity formed for a particular project) are available to pay the liabilities of any other consolidated entity, or that the liabilities of any other consolidated entity (including any special-purpose entity formed for a particular project) are obligations of any other consolidated entity. Investments in real estate joint ventures for which the Company has the ability to exercise significant influence over, but for which the Company does not have financial or operating control, are accounted for using the equity method of accounting. Accordingly, the Company’s share of the earnings of these joint ventures is included in consolidated net income. All intercompany accounts and transactions have been eliminated in consolidation.
     The Company owns 100% of the non-voting and voting common stock of Ramco-Gershenson, Inc. (“Ramco”), and therefore it is included in the consolidated financial statements. Ramco has elected to be a taxable REIT subsidiary for federal income tax purposes. Ramco provides property management services to the Company and to other entities. See Note 19 for management fees earned from related parties.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and reported amounts that are not readily apparent from other sources. Actual results could differ from those estimates.
     Listed below are certain significant estimates and assumptions used in the preparation of the Company’s consolidated financial statements.
Reclassifications
     Certain reclassifications of prior period amounts have been made in the financial statements in order to conform to the 2008 presentation. The reclassifications included the retrospective adoption of Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51” (“SFAS 160”), and the adoption of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based

Payment Transactions are Participating Securities” (“FSP EITF 03-6-1”), as further described below. The reclassifications had no impact on previously reported net income available to common shareholders or earnings per share.
     Allowance for Doubtful Accounts
     The Company provides for bad debt expense based upon the allowance method of accounting. The Company monitors the collectibility of its accounts receivable (billed and unbilled, including straight-line) from specific tenants, and analyzes historical bad debts, customer credit worthiness, current economic trends and changes in tenant payment terms when evaluating the adequacy of the allowance for bad debts. When tenants are in bankruptcy, the Company makes estimates of the expected recovery of pre-petition and post-petition claims. The period to resolve these claims can exceed one year. Accounts receivable in the accompanying balance sheets is shown net of an allowance for doubtful accounts of $4,287 and $3,313 as of December 31, 2008 and 2007, respectively.

	2008	2007	2006
Allowance for doubtful accounts:
Balance at beginning of year	$3,313	$2,913	$2,017
Charged to expense	2,013	1,157	1,585
Write offs	(1,039)	(757)	(689)

Balance at end of year	$4,287	$3,313	$2,913

     Accounting for the Impairment of Long-Lived Assets and Equity Investments
     The Company periodically reviews whether events and circumstances subsequent to the acquisition or development of long-lived assets, or intangible assets subject to amortization, have occurred that indicate the remaining estimated useful lives of those assets may warrant revision or that the remaining balance of those assets may not be recoverable. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, the Company uses projections to assess whether future cash flows, on a non-discounted basis, for the related assets are likely to exceed the recorded carrying amount of those assets to determine if a write-down is appropriate. For investments accounted for on the equity method, the Company considers whether declines in the fair value of the investment below its carrying amount are other than temporary. If the Company identifies an impairment, it reports a loss to the extent that the carrying value of an impaired asset exceeds its fair value as determined by valuation techniques appropriate in the circumstances.
     In determining the estimated useful lives of intangible assets with finite lives, the Company considers the nature, life cycle position, and historical and expected future operating cash flows of each asset, as well as its commitment to support these assets through continued investment.
     In 2008, the Company recognized a $5,103 loss on the impairment of its Ridgeview Crossing shopping center in Elkin, North Carolina. The non-cash impairment charge is included in “loss on impairment of real estate assets” on the consolidated statements of income and comprehensive income. There were no impairment charges for the years ended December 31, 2007 and 2006.
     Revenue Recognition
     Shopping center space is generally leased to retail tenants under leases which are accounted for as operating leases. The Company recognizes minimum rents on the straight-line method over the terms of the leases, commencing when the tenant takes possession of the space, as required under Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases.” Certain of the leases also provide for additional revenue based on contingent percentage income, which is recorded on an accrual basis once the specified target that triggers this type of income is achieved. The leases also typically provide for recoveries from tenants of common area maintenance, real estate taxes and other operating expenses. These recoveries are recognized as revenue in the period the applicable costs are incurred. Revenue from fees and management income are recognized in the period in which the services have been provided and the earnings process is complete. Lease termination income is recognized when a lease termination agreement is executed by the parties and the tenant vacates the space.
     Straight line rental income was greater than the current amount required to be paid by the Company’s tenants by $1,641, $1,338 and $2,139 for the years ended December 31, 2008, 2007 and 2006, respectively.

     Revenues from the Company’s largest tenant, TJ Maxx/Marshalls, amounted to 3.6% of its annualized base rent for the years ended December 31, 2008 and 2007, and 3.7% for year ended December 31, 2006.
     Gain on sale of properties and other real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, the Company’s receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the assets.
Accounting Policies
     Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
     Income Tax Status
     The Company conducts its operations with the intent of meeting the requirements applicable to a REIT under sections 856 through 860 of the Internal Revenue Code. In order to maintain its qualification as a REIT, the Company is required to distribute annually at least 90% of its REIT taxable income, excluding net capital gain, to its shareholders. As long as the Company qualifies as a REIT, it will generally not be liable for federal corporate income taxes.
     Certain of the Company’s operations, including property management and asset management, as well as ownership of certain land, are conducted through taxable REIT subsidiaries, (each, a “TRS”). A TRS is a C corporation that has not elected REIT status and, as such, is subject to federal corporate income tax. The Company uses the TRS format to facilitate its ability to provide certain services and conduct certain activities that are not generally considered as qualifying REIT activities.
     During the years ended December 31, 2008, 2007, and 2006, the Company sold various properties and land parcels at a gain, resulting in both a federal and state tax liability. Tax liabilities of $2,237, $4,418, and $2,253 have been netted against the gain on sale of real estate assets in the Company’s consolidated statements of income for the years ended December 31, 2008, 2007, and 2006, respectively.
     The Company had no unrecognized tax benefits as of December 31, 2008. The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2008. The Company has no interest or penalties relating to income taxes recognized in the statement of operations for the twelve months ended December 31, 2008 or in the balance sheet as of December 31, 2008. It is the Company’s accounting policy to classify interest and penalties relating to unrecognized tax benefits as interest expense and tax expense, respectively. As of December 31, 2008, returns for the calendar years 2005 through 2007 remain subject to examination by the Internal Revenue Service (“IRS”) and various state and local tax jurisdictions. As of December 31, 2008, certain returns for calendar year 2004 also remain subject to examination by various state and local tax jurisdictions.
     Real Estate
     The Company records real estate assets at cost less accumulated depreciation. Direct costs incurred for the acquisition, development and construction of properties are capitalized. For redevelopment of an existing operating property, the undepreciated net book value plus the direct costs for the construction incurred in connection with the redevelopment are capitalized to the extent such costs do not exceed the estimated fair value when complete.
     Depreciation is computed using the straight-line method and estimated useful lives for buildings and improvements of 40 years and equipment and fixtures of 5 to 10 years. Expenditures for improvements to tenant spaces are capitalized as part of buildings and improvements and are amortized over the life of the initial term of each lease or the useful life of the asset. The Company commences depreciation of the asset once the improvements have been completed and the premise is placed into service. Expenditures for normal, recurring, or periodic maintenance are charged to expense when incurred. Renovations which improve or extend the life of the asset are capitalized.
     Other Assets
     Other assets consist primarily of prepaid expenses, proposed development and acquisition costs, financing and leasing costs. Financing and leasing costs are amortized using the straight-line method over the terms of the respective agreements. Should a tenant terminate its lease, the unamortized portion of the leasing cost is expensed. Unamortized financing costs are expensed when the related agreements are terminated before their scheduled maturity dates. Proposed development and acquisition costs are deferred and transferred to construction in progress when development commences or expensed if development is not considered probable.
     Purchase Accounting for Acquisitions of Real Estate and Other Assets
     Acquired real estate assets have been accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of income from the respective dates of acquisition. The Company allocates the purchase price to (i) land and buildings based on management’s internally prepared estimates and (ii) identifiable intangible assets or liabilities generally consisting of above-market and below-market leases and in-place leases, which are included in other assets or accrued expenses in the consolidated balance sheets. The Company uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques, including management’s analysis of comparable properties in the existing portfolio, to allocate the purchase price to acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates for similar debt instruments is recorded at its fair value based on estimated market interest rates at the date of acquisition.
     The estimated fair value of above-market and below-market in-place leases for acquired properties is recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.
     The aggregate fair value of other intangible assets consisting of in-place, at market leases, is estimated based on internally developed methods to determine the respective property values. Factors considered by management in their analysis include an estimate of costs to execute similar leases and operating costs saved.
     The fair value of above-market in-place leases and the fair value of other intangible assets acquired are recorded as identified intangible assets, included in other assets, and are amortized as reductions of rental revenue over the remaining term of the respective leases. The fair value of below-market in-place leases are recorded as deferred credits and are amortized as additions to rental income over the remaining terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value would be expensed or taken to income immediately as appropriate.
     Investments in Unconsolidated Entities
     The Company accounts for its investments in unconsolidated entities using the equity method of accounting, as the Company exercises significant influence over, but does not control, these entities. In assessing whether or not the Company controls an entity, it applies the criteria of FIN 46R, “Consolidation of Variable Interest Entities”. Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both. The Company has evaluated the applicability of FIN 46R to its investments in and advances to its joint ventures and has determined that these ventures do not meet the criteria of a variable interest entity and, therefore, consolidation of these ventures is not required. The Company’s investments in unconsolidated entities are initially recorded at cost, and subsequently adjusted for equity in earnings and cash contributions and distributions.
     Fair Value Measurements
     On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy.
     Fair value measurements for assets and liabilities where there exists limited or no observable market data are, therefore, based primarily upon estimates, and are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, fair value cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including but not limited to estimates of future cash flows, could impact the calculation of current or future values. The adoption of SFAS 157 for assets and liabilities did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. For further discussion on fair value and SFAS 157, see Note 11.
     Derivative Financial Instruments
     The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value. Changes in fair value of derivative financial instruments that qualify for hedge accounting are recorded in shareholders’ equity as a component of accumulated other comprehensive income or loss.
     In managing interest rate exposure on certain floating rate debt, the Company at times enters into interest rate protection agreements. The Company does not utilize these arrangements for trading or speculative purposes. The differential between fixed and variable rates to be paid or received is accrued monthly, and recognized currently in the consolidated statements of income. The Company is exposed to credit loss in the event of non-performance by the counter party to the interest rate swap agreements; however, the Company does not anticipate non-performance by the counter party.
     Recognition of Stock-Based Compensation Expense
     On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). This Statement requires the Company to recognize the cost of its employee stock option and restricted stock awards in its consolidated statement of income based upon the grant date fair value. According to SFAS 123R, the total cost of the Company’s share-based awards is equal to their grant date fair value and is recognized over the service periods of the awards. The Company adopted the fair value recognition provisions of SFAS 123R using the modified prospective transition method. Under the modified prospective transition method, the Company began to recognize as expense the cost of unvested awards outstanding as of January 1, 2006.
     Retrospective Adjustments Related to Noncontrolling Interest in Subsidiaries and Earnings Per Share
     Effective January 1, 2009, the Company adopted the provisions of SFAS 160 retrospectively, which requires noncontrolling interests to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. Consolidated net income and comprehensive income is required to include the noncontrolling interest’s share. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. Upon adoption of SFAS 160, the carrying amount of noncontrolling interest in subsidiaries reclassified to permanent equity as of December 31, 2008 and 2007 was $39.3 million and $41.2 million, respectively. As a result of these reclassifications, total shareholders’ equity at December 31, 2008 and 2007 increased to $313.0 million and $322.8 million from the $273.2 million and $281.4 million amounts previously reported, respectively.
     Further, as a result of the adoption of SFAS 160, net income attributable to the noncontrolling interest in subsidiaries is now excluded from the determination of net income attributable to the parent. In addition, the individual component of other comprehensive income is now presented in the aggregate, with the portion attributable to noncontrolling interests deducted from comprehensive income attributable to common shareholders. Corresponding reclassifications have also been made to the accompanying consolidated statements of cash flows within net cash provided by operating activities.

     Noncontrolling interest in subsidiaries for the years ending December 31 consisted of the following:

	2008	2007	2006

Noncontrolling interest in subsidiaries at January 1	$41,240	$39,601	$38,415
Net income attributable to noncontrolling interest in subsidiaries	3,931	7,310	6,471
Distributions to noncontrolling interest holders	(5,437)	(5,522)	(5,329)
Other comprehensive income (loss) attributable to noncontrolling interest in subsidiaries	(410)	(149)	44

Total noncontrolling interest in subsidiaries at December 31	$39,324	$41,240	$39,601

     In addition to the retrospective adoption of SFAS 160, the Company also retrospectively adopted the provisions of FSP EITF 03-6-1. FSP EITF 03-6-1 clarifies that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and should be included in the calculation of basic earnings per share using the two-class method prescribed by SFAS No.128, “Earnings Per Share”. All prior period earnings per share amounts presented were adjusted retrospectively. The adoption of the provisions of FSP EITF 03-6-1 did not have a material effect on the Company’s consolidated financial condition, results of operations, or cash flows. Refer to Note 14 for the calculation of earnings per share.
2. Recent Accounting Pronouncements
     In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS 161 also requires entities to disclose additional information about the amounts and location of derivatives included within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect that SFAS 161 will have a material effect on the Company’s results of operations or financial position because it only requires new disclosure requirements. The Company will adopt the provisions of SFAS 161 in the first quarter of 2009.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles. This standard was effective November 13, 2008. The adoption of the provisions of SFAS 162 did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
     In October 2008, the FASB issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. This Staff Position clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The guidance in this Staff Position was effective upon issuance by the FASB. The Company is currently evaluating the application of Staff Position No. 157-3, but does not expect the standard to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
3. Discontinued Operations
     As of December 31, 2005, nine properties were classified as Real Estate Assets Held for Sale in the Company’s consolidated balance sheet when it was determined that the assets were in markets which were no longer consistent with the long-term objectives of the Company and a formal plan to sell the properties was initiated. These properties were located in eight states and had an aggregate GLA of approximately 1.3 million square feet. The properties had an aggregate cost of $75,794 and were presented net of accumulated depreciation of $13,799 as of December 31, 2005.

     On January 23, 2006, the Company sold seven of these properties held for sale for $47,000 in aggregate, resulting in a gain of approximately $1,075. The proceeds from the sale were used to pay down the Company’s Unsecured Revolving Credit Facility. Total revenue for the seven properties was $542 for the year ended December 31, 2006. The remaining two properties held for sale were added back to continuing operations as of December 31, 2006.
     In June 2008, the Company sold Highland Square Shopping Center in Crossville, Tennessee, to a third party for approximately $9,200 in net proceeds. The transaction resulted in a loss on the sale of $427, for the year ended December 31, 2008. Total revenue for Highland Square was $413, $969 and $979 for the years ended December 31, 2008, 2007, and 2006, respectively.
     All periods presented reflect the operations of these eight properties as discontinued operations on the consolidated statements of income and comprehensive income in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.
     As of December 31, 2008 and 2007, the Company had not classified any properties as Real Estate Assets Held for Sale in its consolidated balance sheets, respectively.
4. Accounts Receivable, Net
     Accounts receivable includes $17,605 and $16,610 of unbilled straight-line rent receivables at December 31, 2008 and 2007.
     Accounts receivable at December 31, 2008 and 2007 included $2,258 and $2,221, respectively, due from Atlantic Realty Trust (“Atlantic”) for reimbursement of tax deficiencies and interest related to the Internal Revenue Service (“IRS”) examination of the Company’s taxable years ended December 31, 1991 through 1995. Under terms of the tax agreement the Company entered into with Atlantic (“Tax Agreement”), Atlantic assumed all of the Company’s liability for tax and interest arising out of that IRS examination. Effective June 30, 2006, Atlantic was merged into (acquired by) Kimco SI 1339, Inc. (formerly known as SI 1339, Inc.), a wholly owned subsidiary of Kimco Realty Corporation (“Kimco”), with Kimco SI 1339, Inc. continuing as the surviving corporation. By way of the merger, Kimco SI 1339, Inc. acquired Atlantic’s assets, subject to its liabilities, including its obligations to the Company under the Tax Agreement. See Note 20.

5. Investment in Real Estate, Net
     Investment in real estate, net at December 31 consisted of the following:

	2008	2007

Land	$144,422	$136,566
Buildings and improvements	813,705	883,067
Construction in progress	46,982	25,739

	1,005,109	1,045,372
Less: accumulated depreciation	(174,717)	(168,962)

Investment in real estate, net	$830,392	$876,410

6. Property Acquisitions and Dispositions
     Acquisitions:
     The Company had no acquisitions of wholly owned shopping center properties in the year ended December 31, 2008. However, the Company acquired various parcels of land for development purposes totaling approximately $11,640 in 2008.
     During 2007, the Company acquired the remaining 80% interest in Ramco Jacksonville LLC an entity that was formed to develop a shopping center in Jacksonville, Florida. The Company acquired three properties during 2006 at an aggregate cost of $20,479 and one property during 2005 at an aggregate cost of $22,400. The Company allocated the purchase price of acquired property between land, building and other identifiable intangible assets and liabilities, such as amounts related to in-place leases and acquired below-market leases.

			Purchase
Acquisition Date	Property Name	Property Location	Price

2008:
	None		$—

2007:
	None		$—

2006:
April	Paulding Pavilion*	Hiram, GA	$8,379
August	Collins Pointe Plaza**	Cartersville, GA	6,250
November	Aquia Towne Center II	Stafford, VA	5,850

Total			$20,479

*	The Operating Partnership acquired Paulding Pavilion in April 2006. Subsequent to the acquisition, the Operating Partnership sold Paulding Pavilion to a joint venture in which the Operating Partnership holds a 20% ownership percentage.

**	The Operating Partnership acquired Collins Pointe Plaza in August 2006. Subsequent to the acquisition, the Operating Partnership sold Collins Pointe Plaza to a joint venture in which the Operating Partnership holds a 20% ownership percentage.
     Dispositions:
     In June 2008, the Company sold Highland Square Shopping Center in Crossville, Tennessee, to a third party. The transaction resulted in a loss on the sale of $427 in 2008. Income from operations and the loss on sale relating to Highland

Square are classified in discontinued operations on the consolidated statements of income and comprehensive income for all periods presented. See Note 3.
     In August 2008, the Company sold the Plaza at Delray shopping center in Delray Beach, Florida, to a joint venture in which it has a 20% ownership interest. Permanent financing for the shopping center was secured by the joint venture in the amount of $48,000 for five years at an interest rate of 6.0%. The transaction allowed the Company to pay down $43,000 in long-term debt. The Company recognized a gain of $8,213, net of taxes, on the sale of this center, which represents the gain attributable to the joint venture partner’s 80% ownership interest.
     During 2008, the Company sold various parcels of land resulting in a total net gain of $1,477.
     In March 2007, the Company sold its ownership interest in Chester Springs Shopping Center to a joint venture in which it has a 20% ownership interest. The joint venture assumed debt of $23,800 in connection with the sale of this center and the Company recognized a gain of $21,801, net of taxes, on the sale of this center, which represents the gain attributable to the joint venture partner’s 80% ownership interest.
     In June 2007, the Company also sold its ownership interest in Kissimmee West and Shoppes of Lakeland to a joint venture in which it has a 7% ownership interest. The Company recognized a gain of $8,104 net of taxes, on the sale of these centers which represents the gain attributable to the joint venture partner’s 93% ownership interest.
     In July 2007, the Company sold its ownership interest in Paulding Pavilion to a joint venture in which it has a 20% ownership interest. The joint venture assumed debt of $4,675 in connection with the sale of this center and the Company recognized a gain of $207, net of taxes on the sale of this center, which represents the gain attributable to the joint venture partner’s 80% ownership interest.
     In December 2007, the Company sold its ownership interest in Mission Bay Plaza to a joint venture in which it has a 30% ownership interest. The joint venture assumed debt of $40,500 in connection with the sale of this center. The joint venture’s initial investment was not sufficient to allow the Company to recognize the gain attributable to the joint venture partner’s 70% ownership interest, therefore, $11,700 of the gain was deferred in 2007. In January 2008, the proceeds were received and the Company recognized the gain of $11,700.
     During 2007, the Company sold various parcels of land adjacent to its River City Marketplace shopping center to third parties. These land sales resulted in a total net gain of $2,774. In addition, the Company sold other real estate during 2007 for a loss of $243.
     In January 2006, the Company sold seven shopping centers held for sale for $47,000 in aggregate, resulting in a gain of approximately $1,075. See Note 3.
     During 2006, the Company sold its ownership interests in Collins Pointe Plaza, Crofton Centre, and Merchants Square to two separate joint ventures in which it has a 20% ownership interest. In connection with the sale of these centers to the joint ventures, the Company recognized a gain of $19,162, on the sale of these centers which represents the gain attributable to the joint venture partner’s 80% ownership interest.
     During 2006, the Company sold the remaining land at its Whitelake Marketplace shopping center, as well as land and building to an existing tenant at its Lakeshore Marketplace shopping center. In addition, throughout 2006 the Company sold land adjacent to its River City Marketplace shopping center to third parties. These sales resulted in a total net gain of $4,226.

7. Equity Investments in and Advances to Unconsolidated Entities
     As of December 31, 2008, the Company had investments in the following unconsolidated entities:

		Total Assets	Total Assets
	Ownership as of	as of	as of
Unconsolidated Entities	December 31, 2008	December 31, 2008	December 31, 2007

S-12 Associates	50%	$661	$663
Ramco/West Acres LLC	40%	9,877	10,232
Ramco/Shenandoah LLC	40%	15,592	16,452
Ramco/Lion Venture LP	30%	536,446	564,291
Ramco 450 Venture LLC	20%	362,885	274,057
Ramco 191 LLC	20%	23,240	19,028
Ramco RM Hartland SC LLC	20%	19,760	17,926
Ramco HHF KL LLC	7%	52,461	53,857
Ramco HHF NP LLC	7%	28,126	28,213
Ramco Jacksonville North Industrial LLC	5%	1,257	1,193

		$1,050,305	$985,912

     In 2007, we formed Ramco RM Hartland SC LLC (formerly Ramco Highland Disposition LLC) to develop a traditional shopping center in Hartland, Michigan. We own 20% of the joint venture and our joint venture partner owns 80%.
     In 2007, we formed Ramco HHF KL LLC, a joint venture with a discretionary fund managed by Heitman LLC that invests in core assets. We own 7% of the joint venture and our joint venture partner owns 93%. In June 2007, we sold Shoppes of Lakeland in Lakeland, Florida and Kissimmee West in Kissimmee, Florida to the joint venture. The Company recognized 93% of the gain on the sale of these two centers to the joint venture, representing the gain attributable to the joint venture partner’s 93% ownership interest. The remaining 7% of the gain on the sale of these two centers has been deferred and recorded as a reduction in the carrying amount of the Company’s equity investments in and advances to unconsolidated entities.
     In 2007, we formed Ramco HHF NP LLC, a joint venture with a discretionary fund managed by Heitman LLC that invests in core assets. We own 7% of the joint venture and our joint venture partner owns 93%. In August 2007, the joint venture acquired Nora Plaza located in Indianapolis, Indiana from a third party.
     In 2007, we formed Ramco Jacksonville North Industrial LLC, a joint venture formed to develop land adjacent to our River City Marketplace shopping center. We own 5% of the joint venture and our joint venture partner owns 95%.
     In 2006, the Company formed Ramco 450 Venture LLC, a joint venture with an investor advised by Heitman LLC. The joint venture will acquire up to $450 million of core and core-plus community shopping centers located in the Midwestern and Mid-Atlantic United States. The Company owns 20% of the equity in the joint venture and its joint venture partner owns 80%. In December 2006, the Company sold its Merchants Square shopping center in Carmel, Indiana and its Crofton Centre shopping center in Crofton, Maryland to the joint venture. The Company sold its Chester Springs shopping center and its Plaza at Delray shopping center to the joint venture in 2007 and 2008, respectively. The Company recognized 80% of the gain on the sale of these four centers to the joint venture, representing the gain attributable to the joint venture partner’s 80% ownership interest. The remaining 20% of the gain on the sale of these two centers has been deferred and recorded as a reduction in the carrying amount of the Company’s equity investments in and advances to unconsolidated entities.

     Ramco 450 Venture LLC acquired the following shopping centers:

		Property	Purchase	Debt
Acquisition Date	Property Name	Location	Price	Assumed

2008
August	Plaza at Delray *	Delray Beach, FL	$71,800	$—

2007
February	Peachtree Hill	Duluth, GA	$54,100	$—
March	Chester Springs *	Chester, NJ	24,100	23,800
October	Shops on Lane Avenue	Upper Arlington, OH	45,200	—
October	Upper Arlington 450 LLC	Upper Arlington, OH	800	—
December	Olentangy Plaza	Columbus, OH	33,000	—
December	Market Plaza	Glen Ellyn, IL	36,000	—

			$193,200	$23,800

2006
December	Crofton Centre *	Crofton, MD	$25,000	$—
December	Merchants' Square *	Carmel, IN	45,900	21,500

			$70,900	$21,500

*	Acquired from the Company
     In 2006, the Company also formed Ramco 191 LLC, a joint venture with Heitman Value Partners Investments LLC to acquire neighborhood, community or power shopping centers with significant value-added opportunities in infill locations in metropolitan trade areas. The Company owns 20% of the joint venture and its joint venture partner owns 80%. During 2007, the Company sold Paulding Pavilion to the joint venture. The Company recognized 80% of the gain on the sale of this center to the joint venture, representing the gain attributable to the joint venture partner’s 80% ownership interest. The remaining 20% of the gain on the sale of this center has been deferred and recorded as a reduction in the carrying amount of the Company’s equity investments in and advances to unconsolidated entities. During 2006, the Company sold Collins Pointe Plaza to the joint venture. The Company recognized 80% of the gain on the sale of this center to the joint venture, representing the gain attributable to the joint venture partner’s 80% ownership interest. The remaining 20% of the gain on the sale of this center has been deferred and recorded as a reduction in the carrying amount of the Company’s equity investments in and advances to unconsolidated entities.
     Ramco 191 LLC acquired the following shopping centers:

		Property	Purchase	Debt
Acquisition Date	Property Name	Location	Price	Assumed
2007
July	Paulding Pavilion *	Hiram, GA	$8,400	$4,675

2006
December	Collins Pointe *	Carterville, GA	$6,300	$—

*	Acquired from the Company
     In December 2004, the Company formed Ramco/Lion Venture LP (“RLV”) with affiliates of Clarion Lion Properties Fund (“Clarion”), a private equity real estate fund sponsored by ING Clarion Partners. The Company owns 30% of the equity in RLV and Clarion owns 70%.

     Ramco/Lion Venture LP acquired the following shopping centers:

		Property	Purchase	Debt
Acquisition Date	Property Name	Location	Price	Assumed
2007
January	Cocoa Commons	Cocoa, FL	$13,500	$—
March	Cypress Point	Clearwater, FL	24,500	14,500
August	The Shops at Old Orchard	West Bloomfield, MI	13,500	—
December	Mission Bay Plaza *	Boca Raton, FL	73,500	40,500

			$125,000	$55,000

2006
December	Troy Home Expo	Troy, MI	$13,350	$—

2005
January	Oriole Plaza	Delray Beach, FL	$23,200	$12,334
February	Martin Square	Stuart, FL	23,200	14,364
February	West Broward Shopping Center	Plantation, FL	15,800	10,201
February	Marketplace of Delray	Delray Beach, FL	28,100	17,482
March	Winchester Square	Rochester, MI	53,000	31,189
March	Hunter's Square	Farmington Hills, MI	75,000	40,450
May	Millennium Park	Livonia, MI	53,100	—
December	Troy Marketplace	Troy, MI	36,500	—
December	Gratiot Crossing	Chesterfield Township, MI	22,500	—

			$330,400	$126,020

*	Acquired from the Company
Debt
     The Company’s unconsolidated entities had the following debt outstanding at December 31, 2008:

	Balance	Interest
Unconsolidated Entities	outstanding	Rate	Maturity Date

S-12 Associates	$905	6.8%	May 2016	(1)
Ramco/West Acres LLC	8,697	8.1%	April 2030	(2)
Ramco/Shenandoah LLC	12,042	7.3%	February 2012
Ramco/Lion Venture LP	272,731		Various	(3)
Ramco 450 Venture LLC	222,750		Various	(4)
Ramco 191 LLC	8,419	1.9%	June 2010
Ramco RM Hartland SC, LLC	8,505	4.6%	July 2009
Ramco RM Hartland SC, LLC	5,993	13.0%	October 2009
Ramco Jacksonville North Industrial LLC	723	2.7%	September 2009

	$540,765

(1)	Interest rate resets per formula annually.

(2)	Under terms of the note, the anticipated payment date is April 2010.

(3)	Interest rates range from 4.6% to 8.3%, with maturities ranging from November 2009 to June 2020.

(4)	Interest rates range from 3.6% to 6.0% with maturities ranging from February 2009 to January 2018.

Fees and Management Income from Transactions with Joint Ventures
     Under the terms of agreements with joint ventures, Ramco is the manager of the joint ventures and their properties, earning fees for acquisitions, development, management, leasing, and financing. The fees earned by Ramco, which are reported in the Company’s consolidated statements of income and comprehensive income as fees and management income, are summarized as follows:

	2008	2007	2006

Management fees	$2,848	$1,944	$1,182
Leasing fees	958	585	1,279
Acquisition fees	675	2,868	2,338
Financing fees	300	989	66

Total	$4,781	$6,386	$4,865

     Concurrently with the sale of Plaza at Delray to Ramco 450 Venture LLC, during 2008, the Company entered into a Master Lease agreement for vacant tenant space at the center. Under terms of the agreement, the Company is responsible for minimum rent and recoveries of operating expense for a period of one year ending August 2009, or until such time that the spaces are leased. During 2008, the Company paid $204 to the joint venture as required under the agreements.
In 2007, as part of the sale of Kissimmee West and Shoppes of Lakeland to Ramco HHF KL LLC, the Company entered into Master Lease agreements for vacant tenant space at each of the two centers. Under terms of the agreements, the Company is responsible for minimum rent, recoveries of operating expense, and future tenant allowance, if any, for a period ending June 2009, or until such time that the spaces are leased. The Company paid $414 and $197 in 2008 and 2007, respectively, to the joint venture as required under the agreements.
     Combined Condensed Financial Information
     Combined condensed financial information of the Company’s unconsolidated entities is summarized as follows:

	2008	2007	2006
ASSETS
Investment in real estate, net	$1,012,752	$921,107	$576,428
Other assets	37,553	64,805	19,214

Total Assets	$1,050,305	$985,912	$595,642

LIABILITIES
Mortgage notes payable	$540,766	$472,402	$343,094
Other liabilities	25,641	47,615	23,143
Owners’ equity	483,898	465,895	229,405

Total Liabilities and Owners’ Equity	$1,050,305	$985,912	$595,642

Company’s equity investments in and advances to unconsolidated entities	$95,867	$117,987	$75,824

TOTAL REVENUES	$97,994	$70,445	$51,379
TOTAL EXPENSES	86,894	61,697	41,370

Net Income	$11,100	$8,748	$10,009

Company’s share of earnings from unconsolidated entities	$2,506	$2,496	$3,002

8. Acquisition of Properties Formerly Owned by Joint Ventures
     In March 2005, the Company formed Ramco Jacksonville, LLC (“Jacksonville”) to develop a shopping center in Jacksonville, Florida. The Company invested $929 for a 20% interest in Jacksonville and an unrelated party contributed capital of $3,715 for an 80% interest. The Company also transferred land and certain improvements to the joint venture in the amount of $7,994 and $1,072 of cash for a note receivable from the joint venture in the aggregate amount of $9,066. The note receivable was paid by Jacksonville in 2005. On June 30, 2005, Jacksonville obtained a construction loan and mezzanine financing from a financial institution, in the amount of $58,772.
     In April 2007, the Company acquired the remaining 80% interest in Jacksonville for $5,100 in cash and the assumption of a $75,000 mortgage note payable due April 2017. The Company has consolidated Jacksonville in its results of operations since the date of the acquisition.
     In March 2004, the Company formed Beacon Square Development LLC (“Beacon Square”) and invested $50 for a 10% interest in Beacon Square and an unrelated party contributed capital of $450 for a 90% interest. The Company also transferred land and certain improvements to the joint venture for an amount equal to its cost and received a note receivable from the joint venture in the same amount, which was subsequently repaid.
     In July 2006, the Company acquired the remaining 90% ownership interest in Beacon Square for $590 in cash and the assumption of the variable rate construction loan and the mezzanine fixed rate debt. The total debt assumed in connection with the acquisition of the remaining ownership interest was $7,521. The Company has consolidated Beacon Square in its results of operations since the date of the acquisition.
     The acquisitions of the additional interests in these above-mentioned shopping centers were accounted for using the purchase method of accounting and the results of operations have been included in the consolidated financial statements since the date of acquisitions. The excess of the fair value over the net book basis of the interest in the above-mentioned shopping centers have been allocated to land, buildings and, as applicable, identifiable intangibles.
     Prior to acquiring these additional interests in the above mentioned shopping centers, the Company accounted for the shopping centers using the equity method of accounting.
9. Other Assets, Net
     Other assets at December 31 were as follows:

	2008	2007

Leasing costs	$38,980	$35,646
Intangible assets	5,836	6,673
Deferred financing costs	6,626	5,818
Other	5,904	5,400

	57,346	53,537
Less: accumulated amortization	(34,320)	(29,956)

	23,026	23,581
Prepaid expenses and other	12,967	12,079
Proposed development and acquisition costs	1,352	1,901

Other assets, net	$37,345	$37,561

     Intangible assets at December 31, 2008 included $4,526 of lease origination costs and $1,228 of favorable leases related to the allocation of the purchase prices for acquisitions made since 2002. These assets are being amortized over the lives of the applicable leases as reductions or additions to minimum rent revenue, as appropriate, over the initial terms of the respective leases.
     At December 31, 2008 and 2007, $1,994 and $2,943, respectively, of intangible assets, net of accumulated amortization of $3,761 and $3,649, respectively, were included in other assets in the consolidated balance sheets. Of this amount, approximately $1,543 and $2,351, respectively, was attributable to in-place leases, principally lease origination costs and $451 and $592, respectively, was attributable to above-market leases. Included in accounts payable and accrued expenses at December 31, 2008 and 2007 were intangible liabilities related to below-market leases of $706 and $1,052, respectively, and an adjustment to increase debt to fair market value in the amount of $588 and $843, respectively. The lease-related intangible assets and liabilities are being amortized over the terms of the acquired leases, which resulted in additional expense of approximately $130, $264 and $335, respectively, and an increase in revenue of $221, $343 and $457, respectively, for the years ended December 31, 2008, 2007, and 2006. The adjustment of debt decreased interest expense by $254 and $267 for the years ended December 31, 2008 and 2006, respectively and increased interest expense by $46 for the year ended December 31, 2007.
     The average amortization period for intangible assets attributable to lease origination costs and for favorable leases is 5.5 years and 4.5 years, respectively.
     The Company recorded amortization of deferred financing costs of $971, $1,166, and $1,129, respectively, during the years ended December 31, 2008, 2007, and 2006. This amortization has been recorded as interest expense in the Company’s consolidated statements of income.
The following table represents estimated aggregate amortization expense related to other assets as of December 31, 2008:

Year Ending December 31,

2009	$6,230
2010	4,337
2011	3,325
2012	2,505
2013	1,825
Thereafter	4,804

Total	$23,026

10. Mortgages and Notes Payable
     Mortgages and notes payable at December 31 consisted of the following:

	2008	2007

Fixed rate mortgages with interest rates ranging from 4.8% to 8.1%, due at various dates from December 2009 through May 2018	$354,253	$395,140

Floating rate mortgages with interest rates ranging from 3.4% to 3.9%, due at various dates from March 2009 through November 2009	15,023	16,336

Secured Revolving Credit Facility, with an interest rate at LIBOR plus 325 basis points due December 2009. The effective rate at December 31, 2008 was 4.3%	40,000	—

Junior subordinated notes, unsecured, due January 2038, with an interest rate fixed until January 2013 when the notes are redeemable or the interest rate becomes LIBOR plus 330 basis points. The effective rate at December 31, 2008 and December 31, 2007 was 7.9%	28,125	28,125

Unsecured Term Loan Credit Facility, with an interest rate at LIBOR plus 130 to 165 basis points, due December 2010, maximum borrowings $100,000. The effective rate at December 31, 2008 and December 31, 2007 was 5.7% and 6.4%, respectively	100,000	100,000

Unsecured Revolving Credit Facility, with an interest rate at LIBOR plus 115 to 150 basis points, due December 2009, maximum borrowings $150,000. The effective rate at December 31, 2008 and December 31, 2007 was 3.0% and 6.4%, respectively	125,200	111,200

Secured Term Loan, with an interest rate at LIBOR plus 150 basis points, paid in full December 2008.	—	40,000

	$662,601	$690,801

     The mortgage notes, both fixed rate and floating rate, are secured by mortgages on properties that have an approximate net book value of $445,195 as of December 31, 2008.
     The Company has a $250,000 unsecured credit facility (the “Credit Facility”) consisting of a $100,000 unsecured term loan credit facility and a $150,000 unsecured revolving credit facility. The Credit Facility provides that the unsecured revolving credit facility may be increased by up to $100,000 at the Company’s request, dependent on there being a lender(s) willing to acquire the additional commitment, for a total unsecured revolving credit facility commitment of $250,000. The unsecured term loan credit facility matures in December 2010 and bears interest at a rate equal to LIBOR plus 130 to 165 basis points, depending on certain debt ratios. In October 2008, the Company exercised its option to extend the unsecured revolving credit facility to December 2009. The unsecured revolving credit facility bears interest at a rate equal to LIBOR plus 115 to 150 basis points, depending on certain debt ratios. The Company retains the option to extend the maturity date of the unsecured revolving credit facility to December 2010. It is anticipated that funds borrowed under the Credit Facility will be used for general corporate purposes, including working capital, capital expenditures, the repayment of indebtedness or other corporate activities.
     In December 2008, the Company entered into a new $40,000 revolving credit facility securing The Town Center at Aquia. The Company utilized the proceeds from the secured revolving credit facility to retire the debt on three shopping centers. At its option, the Company can extend the maturity date of the secured revolving credit facility to December 2010.

     At December 31, 2008, outstanding letters of credit issued under the Credit Facility, not reflected in the accompanying consolidated balance sheets, total approximately $1,776. These letters of credit reduce the availability under the Credit Facilty.
     The Credit Facility and the secured term loan contain financial covenants relating to total leverage, fixed charge coverage ratio, loan to asset value, tangible net worth and various other calculations. As of December 31, 2008, the Company was in compliance with the covenant terms.
     The mortgage loans encumbering the Company’s properties, including properties held by its unconsolidated joint ventures, are generally non-recourse, subject to certain exceptions for which the Company would be liable for any resulting losses incurred by the lender. These exceptions vary from loan to loan but generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain events, such as fraud or filing of a bankruptcy petition by the borrower, the Company would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, including penalties and expenses.
     We have entered into mortgage loans which are secured by multiple properties and contain cross-collateralization and cross-default provisions. Cross-collateralization provisions allow a lender to foreclose on multiple properties in the event that we default under the loan. Cross-default provisions allow a lender to foreclose on the related property in the event a default is declared under another loan.
     Under terms of various debt agreements, the Company may be required to maintain interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. The Company has interest rate swap agreements with an aggregate notional amount of $160,000 in effect at December 31, 2008. Based on rates in effect at December 31, 2008, the agreements provide for fixed rates ranging from 4.4% to 6.6% and expire January 2009 through December 2010.
     The following table presents scheduled principal payments on mortgages and notes payable as of December 31, 2008:

Year Ending December 31,

2009	$207,704
2010	126,580
2011	27,932
2012	34,011
2013	33,485
Thereafter	232,889

Total	$662,601

     With respect to the various fixed rate mortgages, floating rate mortgages, the Secured Revolving Credit Facility, and the Unsecured Revolving Credit Facility due in 2009 or extended under existing agreements, it is the Company’s intent to refinance these mortgages and notes payable. However, there can be no assurance that the Company will be able to refinance its debt on commercially reasonable or any other terms.

11. Fair Value
     The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Derivative instruments (interest rate swaps) are recorded at fair value on a recurring basis. Additionally, the Company, from time to time, may be required to record other assets at fair value on a nonrecurring basis.
Fair Value Hierarchy
     As required under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
     These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.
     The following is a description of valuation methodologies used for the Company’s assets and liabilities recorded at fair value.
     Derivative Assets and Liabilities
     All derivative instruments held by the Company are interest rate swaps for which quoted market prices are not readily available. For those derivatives, the Company measures fair value on a recurring basis using valuation models that use primarily market observable inputs, such as yield curves. The Company classifies derivatives instruments as Level 2.
     Assets and Liabilities Recorded at Fair Value on a Recurring Basis
     The table below presents the recorded amount of liabilities measured at fair value on a recurring basis as of December 31, 2008 (in thousands). The Company did not have any material assets that were required to be measured at fair value on a recurring basis at December 31, 2008.

	Total
	Fair Value	Level 1	Level 2	Level 3
Liabilities
Derivative liabilities (1)	($3,851)	$—	($3,851)	$—

(1)	Interest rate swaps
     The carrying values of cash and cash equivalents, restricted cash, receivables and accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. As of December 31, 2008 and 2007, the carrying amounts of the Company’s borrowings under variable rate debt approximated fair value.

     The Company estimated the fair value of fixed rate mortgages using a discounted cash flow analysis, based on its incremental borrowing rates for similar types of borrowing arrangements with the same remaining maturity. The following table summarizes the fair value and net book value of properties with fixed rate debt as of December 31:

	2008	2007

Fair value of debt	$467,835	$494,843

Net book value	$482,378	$418,812
     Considerable judgment is required to develop estimated fair values of financial instruments. Although the fair value of the Company’s fixed rate debt differs from the carrying amount, settlement at the reported fair value may not be possible or may not be a prudent management decision. The estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments.
12. Interest Rate Swap Agreements
     As of December 31, 2008, the Company has $160,000 of interest rate swap agreements. Under the terms of certain debt agreements, the Company is required to maintain interest rate swap agreements in an amount necessary to ensure that the Company’s variable rate debt does not exceed 25% of its assets, as computed under the agreements, to reduce the impact of changes in interest rates on its variable rate debt. Based on rates in effect at December 31, 2008, the agreements provide for fixed rates ranging from 4.4% to 6.6% on a portion of the Company’s unsecured credit facility and expire on various dates from January 2009 through December 2010.
     On the date the Company enters into an interest rate swap, the derivative is designated as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability. Subsequent changes in the fair value of a derivative designated as a cash flow hedge that is determined to be highly effective are recorded in other comprehensive income (“OCI”) until earnings are affected by the variability of cash flows of the hedged transaction. The differential between fixed and variable rates to be paid or received is accrued, as interest rates change, and recognized currently as interest expense in the consolidated statement of income.
     The following table summarizes the notional values and fair values of the Company’s derivative financial instruments as of December 31, 2008:

	Hedge	Notional	Fixed	Fair	Expiration
Underlying Debt	Type	Value	Rate	Value	Date

Credit Facility	Cash Flow	$10,000	6.2%	$(5)	01/2009
Credit Facility	Cash Flow	10,000	6.2%	(5)	01/2009
Credit Facility	Cash Flow	20,000	6.5%	(151)	03/2009
Credit Facility	Cash Flow	20,000	6.6%	(219)	03/2009
Credit Facility	Cash Flow	20,000	4.4%	(683)	12/2010
Credit Facility	Cash Flow	10,000	4.6%	(359)	12/2010
Credit Facility	Cash Flow	10,000	4.6%	(359)	12/2010
Credit Facility	Cash Flow	10,000	4.6%	(371)	12/2010
Credit Facility	Cash Flow	10,000	4.6%	(371)	12/2010
Credit Facility	Cash Flow	20,000	4.7%	(664)	12/2010
Credit Facility	Cash Flow	20,000	4.7%	(664)	12/2010

		$160,000		$(3,851)

     The change in fair market value of the interest rate swap agreements resulted in other comprehensive loss of $3,006 and $1,092 for the years ended December 31, 2008 and 2007, respectively, and resulted in other comprehensive income of $291 for the year ended December 31, 2006.

13. Leases
     Revenues
     Approximate future minimum revenues from rentals under noncancelable operating leases in effect at December 31, 2008, assuming no new or renegotiated leases or option extensions on lease agreements are as follows:

Year Ending December 31,

2009	$84,405
2010	80,067
2011	73,609
2012	63,449
2013	54,710
Thereafter	254,933

Total	$611,173

     Expenses
     The Company has an operating lease for its corporate office space for a term expiring in 2014. The Company also has operating leases for office space in Florida and land at one of its shopping centers. In addition, the Company has a capitalized ground lease. Total amounts expensed relating to these leases were $1,538, $1,526 and $1,540 for the years ended December 31, 2008, 2007, and 2006, respectively.
     Approximate future minimum rental expense under the Company’s noncancelable operating leases, assuming no option extensions, and the capitalized ground lease at one of its shopping centers, is as follows:

	Operating	Capital
Year Ending December 31:	Leases	Lease
2009	$896	$677
2010	909	677
2011	916	677
2012	938	677
2013	961	677
Thereafter	1,517	5,955

Total minimum lease payments	6,137	9,340
Less: amounts representing interest	—	(2,149)

Total	$6,137	$7,191

14. Earnings per Share
     The following table sets forth the computation of basic and diluted earnings per share (“EPS”) (in thousands, except per share data):

	2008	2007	2006
Numerator:
Income from continuing operations before noncontrolling interest	$27,690	$45,694	$40,330
Noncontrolling interest in subsidiaries from continuing operations	(3,966)	(7,270)	(6,206)
Preferred shares dividends	—	(3,146)	(6,655)
Loss on redemption of preferred shares	—	(1,269)	—

Income from continuing operations available to RPT common shareholders	23,724	34,009	27,469
Discontinued operations, net of noncontrolling interest in subsidiaries:
Gain (loss) on sale of real estate assets	(400)	—	914
Income from operations	177	251	586

Net income available to RPT common shareholders — basic (1)	23,501	34,260	28,969
Add Series C Preferred Share dividends	—	1,081	—

Net income available to RPT common shareholders — diluted (1)	$23,501	$35,341	$28,969

Denominator:
Weighted-average common shares for basic EPS	18,471	17,851	16,665
Effect of dilutive securities:
Preferred shares	—	624	—
Options outstanding	7	54	51

Weighted-average common shares for diluted EPS	18,478	18,529	16,716

Basic EPS:
Income from continuing operations attributable to RPT common shareholders	$1.28	$1.91	$1.65
Income (loss) from discontinued operations attributable to RPT common shareholders	(0.01)	0.01	0.09

Net income attributable to RPT common shareholders	$1.27	$1.92	$1.74

Diluted EPS:
Income from continuing operations attributable to RPT common shareholders	$1.28	$1.90	$1.64
Income (loss) from discontinued operations attributable to RPT common shareholders	(0.01)	0.01	0.09

Net income attributable to RPT common shareholders	$1.27	$1.91	$1.73

(1)	During 2007, the Company’s Series C Preferred Shares were dilutive and therefore the Series C Preferred Shares were included in the calculation of diluted EPS. As of June 1, 2007, all of the Company’s Series C Preferred Shares had been redeemed. Therefore, for the year ended December 31, 2008, the Company’s Series C Preferred Shares were not included in the calculation of diluted EPS. In 2006, the Series C Preferred Shares were antidilutive and therefore not included in the calculation of diluted EPS.
15. Shareholders’ Equity
     On April 2, 2007, the Company announced that it would redeem all of its outstanding 7.95% Series C Cumulative Convertible Preferred Shares of Beneficial Interest on June 1, 2007. As of June 1, 2007, 1,856,846 Series C Preferred Shares, or approximately 98% of the total outstanding as of the April 2007 redemption notice, had been converted into common shares of beneficial interest on a one-for-one basis. The remaining 31,154 Series C Cumulative Convertible Preferred Shares were redeemed on June 1, 2007, at the preferred redemption price of $28.50 resulting in a charge to equity of $35, plus accrued and unpaid dividends.
     On October 8, 2007, the Company announced that it would redeem all of its outstanding 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest on November 12, 2007. The shares were redeemed at a redemption price of $25.00 per share, resulting in a charge to equity of approximately $1,234, plus accrued and unpaid dividends to the redemption date without interest.
     The Company has a dividend reinvestment plan that allows for participating shareholders to have their dividend distributions automatically invested in additional shares of beneficial interest based on the average price of the shares acquired for the distribution.
16. Stock Compensation Plans
Incentive Plan and Stock Option Plans
     2003 Long-Term Incentive Plan
     In June 2003, the Company’s shareholders approved the 2003 Long-Term Incentive Plan (the “LTIP”) to allow the Company to grant employees the following: incentive or non-qualified stock options to purchase common shares of the Company, stock appreciation rights, restricted shares, awards of performance shares and performance units issuable in the future upon satisfaction of certain conditions and rights, such as financial performance based targets and market based metrics, as well as other stock-based awards as determined by the Compensation Committee of the Board of Trustees. The effective date of the Plan was March 5, 2003. Under terms of the Plan, awards may be granted with respect to an aggregate of not more than 700,000 shares, provided that no more than 300,000 shares may be issued in the form of incentive stock options. Options may be granted at per share prices not less than fair market value at the date of grant, and in the case of incentive options, must be exercisable within ten years thereof. Options granted under the Plan generally become exercisable one year after the date of grant as to one-third of the optioned shares, with the remaining options being exercisable over the following two-year period.
     1996 Share Option Plan
     Effective March 5, 2003, this plan was terminated, except with respect to awards outstanding. This plan allowed for the grant of stock options to executive officers and employees of the Company. Shares subject to outstanding awards under the 1996 Share Option Plan are not available for re-grant if the awards are forfeited or cancelled.
     Option Deferral
     In December 2003, the Company amended the plan to allow vested options to be exercised by tendering mature shares with a market value equal to the exercise price of the options. In December 2004, seven executives executed an option deferral election with regards to approximately 395,000 options at an average exercise price of $15.51 per option. In November 2006, one executive executed an option deferral election with regards to 25,000 options at an average exercise price of $16.38 per option. These elections allowed the employees to defer the receipt of the net shares they would receive at exercise. The deferred gain will remain in a deferred compensation account for the benefit of the employees for a period of five years, with up to two additional 24 month deferral periods.
     The seven executives that executed an option deferral election in 2004 exercised 395,000 options by tendering approximately 190,000 mature shares and deferring receipt of approximately 205,000 shares under the option deferral election. The one executive that executed an option deferral election in 2006 exercised 25,000 options by tendering approximately 11,000 mature shares and deferring receipt of approximately 14,000 shares. As the Company declares dividend distributions on its common shares, the deferred options will receive their proportionate share of the distribution in the form of dividend equivalent cash payments that will be accounted for as compensation to the employees.
     2008 Restricted Share Plan for Non-Employee Trustees
     During 2008, the Company adopted the 2008 Restricted Share Plan for Non-Employee Trustees (the “Trustees’ Plan”) which provides for granting up to 160,000 restricted shares awards to non-employee trustees of the Company. Each non-employee trustee will be granted 2,000 on June 30 of each year. Each grant of 2,000 shares will vest ratably over three years on the anniversary of the grant date. Awards under the Trustees’ Plan are granted in shares and are not based on dollar value; therefore the dollar value of the benefits to be received is not determinable.
     2003 and 1997 Non-Employee Trustee Stock Option Plans
     These plans were terminated on June 11, 2008 and March 5, 2003, respectively, except with respect to awards outstanding. Shares subject to outstanding awards under the two Non-Employee Trustee Stock Option Plans are not available for re-grant if the awards are forfeited or cancelled.
     Stock-Based Compensation
     Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R. Prior to the adoption of SFAS 123R, the Company did not recognize compensation cost for stock options when the option exercise price equaled the market value on the date of the grant. Prior to the adoption of SFAS 123R, the Company recognized the estimated compensation cost of restricted stock awards over the vesting term.
     The Company recognized the stock-based compensation expense of $1,251, $660, and $461 for 2008, 2007 and 2006, respectively. The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 was $326, $186 and $93, respectively. The fair values of each option granted used in determining the stock-based compensation expense is estimated on the date of grant using the Black-Scholes option- pricing model. This model incorporates certain assumptions for inputs including risk-free rates, expected dividend yield of the underlying common stock, expected option life and expected volatility. The Company used the following assumptions for options granted in the following periods:

	2007	2006
Weighted average fair value of grants	$4.46	$3.41
Risk-free interest rate	4.5%	4.6%
Dividend yield	5.5%	5.9%
Expected life (in years)	5	5
Expected volatility	21.6%	20.7%
The options are part of the LTIP and may be granted annually based on attaining certain company performance criteria. Shares available for future grants under the plan totaled 126,332 at December 31, 2008. The Company recognized $1,026, ($134) and $545 of expense (income) related to restricted stock grants during the years ended December 31, 2008, 2007 and 2006, respectively.

     The following table reflects the stock option activity for all plans described above:

		Weighted	Aggregate
		Average	Intrinsic
	Number of	Exercise	Value
	Shares	Price	(in thousands)
Outstanding at January 1, 2006	205,366	$22.84
Granted	88,842	28.74
Cancelled, expired or forfeited	(8,027)	27.83
Exercised	(38,877)	18.23	$677

Balance at December 31, 2006	247,304	$25.53
Granted	116,585	34.53
Cancelled, expired or forfeited	(8,708)	31.39
Exercised	(10,744)	24.99	$133

Balance at December 31, 2007	344,437	$28.45
Granted	—	—
Cancelled, expired or forfeited	(3,388)	24.92
Exercised	(2,000)	19.63	$5

Balance at December 31, 2008	339,049	$28.53

Options exercisable at December 31:
2006	105,982	$21.96	$1,715
2007	159,221	$24.20	$—
2008	243,883	$26.73	$—

Weighted-average fair value of options granted during the year:
2006	$3.41
2007	$4.46
2008	$—
The following tables summarize information about options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted-Average
		Remaining	Weighted-Average		Weighted-Average
Range of Exercise Price	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$14.06 - $19.63	39,000	1.7	$15.47	39,000	$15.47
$23.77 - $27.96	109,750	5.8	26.74	109,750	26.74
$28.8 - $29.06	79,143	7.0	29.03	55,782	29.01
$34.30 - $36.50	111,156	8.1	34.54	39,351	34.64

	339,049	6.4	$28.53	243,883	$26.73

A summary of the activity of restricted stock under LTIP for the years ended December 31, 2008, 2007 and 2006 is presented below:

		Weighted
		Average
	Number of	Grant-Date
	Shares	Fair Value

Outstanding at January 1, 2006	—	$—
Granted	3,703	27.01
Forfeited	—

Outstanding at December 31, 2006	3,703
Granted	13,292	37.18
Forfeited	—

Outstanding at December 31, 2007	16,995
Granted	109,188	22.08
Forfeited	—

Outstanding at December 31, 2008	126,183	$23.82

     As of December 31, 2008 there was approximately $2,372 of total unrecognized compensation cost related to nonvested restricted share awards granted under the Company’s various share-based plans that it expects to recognize over a weighted average period of 3.1 years.
     The Company received cash of $39, $268 and $298 from options exercised during the years ended December 31, 2008, 2007 and 2006, respectively. The impact of these cash receipts is included in financing activities in the accompanying consolidated statements of cash flows.
17. 401(k) Plan
     The Company sponsors a 401(k) defined contribution plan covering substantially all officers and employees of the Company which allows participants to defer a percentage of compensation on a pre-tax basis up to a statutory limit. The Company contributes up to a maximum of 50% of the employee’s contribution, up to a maximum of 5% of an employee’s annual compensation. During the years ended December 31, 2008, 2007 and 2006, the Company’s matching cash contributions were $267, $220, and $203, respectively. For 2009, the Company suspended the matching of employee contributions.

18. Quarterly Financial Data (Unaudited)
     The following table sets forth the quarterly results of operations for the years ended December 31, 2008 and 2007 (in thousands, except per share amounts):

	Quarters Ended 2008
	March 31	June 30	September 30	December 31
Revenue	$36,374	$35,972	$34,645	$35,197
Operating income (loss)	2,358	3,061	3,720	(3,550)
Income (loss) from continuing operations	13,439	3,933	13,250	(2,932)
Income (loss) from discontinued operations	97	(355)	—	—

Net income (loss)	$13,536	$3,578	$13,250	$(2,932)
Net income attributable to noncontrolling interest in subsidiaries	(2,091)	(594)	(1,665)	419

Net income (loss) attributable to RPT common shareholders	$11,445	$2,984	$11,585	($2,513)

Basic earnings (loss) per RPT common share:
Income (loss) from continuing operations attributable to RPT common shareholders	$0.61	$0.18	$0.63	$(0.14)
Income (loss) from discontinued operations attributable to RPT common shareholders	0.01	(0.02)	—	—

Net income (loss) attributable to RPT common shareholders	$0.62	$0.16	$0.63	$(0.14)

Diluted earnings (loss) per RPT common share:
Income (loss) from continuing operations attributable to RPT common shareholders	$0.61	$0.18	$0.63	$(0.14)
Income (loss) from discontinued operations attributable to RPT common shareholders	0.01	(0.02)	—	—

Net income (loss) attributable to RPT common shareholders	$0.62	$0.16	$0.63	$(0.14)

	Quarters Ended 2007
	March 31	June 30	September 30	December 31
Revenue	$39,860	$36,998	$37,506	$37,923
Operating income (loss)	5,485	2,827	3,808	(1,566)
Income from continuing operations	28,326	12,480	4,389	498
Income from discontinued operations	67	72	72	81

Net income (loss)	$28,393	$12,552	$4,461	$579
Net (loss) attributable to noncontrolling interest in subsidiaries	(4,528)	(1,507)	(1,177)	(98)

Net income (loss) attributable to RPT common shareholders	$23,865	$11,045	$3,284	$481

Basic earnings (loss) per RPT common share:
Income (loss) from continuing operations attributable to RPT common shareholders	$1.33	$0.58	$0.14	$(0.06)
Income from discontinued operations attributable to RPT common shareholders	0.01	—	0.01	—

Net income (loss) attributable to RPT common shareholders	$1.34	$0.58	$0.15	$(0.06)

Diluted earnings (loss) per RPT common share:
Income (loss) from continuing operations attributable to RPT common shareholders	$1.24	$0.56	$0.14	$(0.06)
Income from discontinued operations attributable to RPT common shareholders	0.01	—	0.01	—

Net income (loss) attributable to RPT common shareholders	$1.25	$0.56	$0.15	$(0.06)

     Earnings per share, as reported in the above table, are based on weighted average common shares outstanding during the quarter and, therefore, may not agree with the earnings per share calculated for the years ended December 31, 2008 and 2007. During the quarters ended March 31, 2007, June 30, 2007 and for the full year ended December 31, 2007, the Series C Cumulative Convertible Preferred Shares were dilutive and were included in the calculation of diluted earnings per share.

19. Transactions With Related Parties
     The Company has management agreements with various partnerships and performs certain administrative functions on behalf of entities owned in part by certain trustees and/or officers of the Company. The following revenue was earned during the three years ended December 31 from these related parties:

	2008	2007	2006
Management fees	$114	$118	$149
Leasing fees	57	17	30
Brokerage commissions	—	20	—
Payroll reimbursement	12	12	15

Total	$183	$167	$194

     The Company had receivables from related parties of $34 and $21 at December 31, 2008 and 2007, respectively.
20. Commitments and Contingencies
     Construction Costs
     In connection with the development and expansion of various shopping centers as of December 31, 2008, the Company has entered into agreements for construction costs of approximately $29,744, including approximately $14,697 for costs related to the development of The Towne Center at Aquia and approximately $9,172 for costs related to the development of Hartland Towne Square.
Internal Revenue Service Examinations
IRS Audit Resolution for Years 1991 to 1995
     RPS Realty Trust (“RPS”), a Massachusetts business trust, was formed on September 21, 1988 to be a diversified growth-oriented REIT. From its inception, RPS was primarily engaged in the business of owning and managing a participating mortgage loan portfolio. From May 1, 1991 through April 30, 1996, RPS acquired ten real estate properties by receipt of deed in-lieu of foreclosure. Such properties were held and operated by RPS through wholly-owned subsidiaries.
     In May 1996, RPS acquired, through a reverse merger, substantially all the shopping centers and retail properties as well as the management company and business operations of Ramco-Gershenson, Inc. and certain of its affiliates. The resulting trust changed its name to Ramco-Gershenson Properties Trust and Ramco-Gershenson, Inc.’s officers assumed management responsibility for the Company. The trust also changed its operations from a mortgage REIT to an equity REIT and contributed certain mortgage loans and real estate properties to Atlantic Realty Trust (“Atlantic”), an independent, newly formed liquidating real estate investment trust. The shares of Atlantic were immediately distributed to the shareholders of Ramco-Gershenson Properties Trust.
     For purposes of the following discussion, the terms “Company”, “we”, “our” or “us” refers to Ramco-Gershenson Properties Trust and/or its predecessors.
     On October 2, 1997, with approval from our shareholders, we changed our state of organization from Massachusetts to Maryland by merging into a newly formed Maryland real estate investment trust thereby terminating the Massachusetts trust.
     We were the subject of an IRS examination of our taxable years ended December 31, 1991 through 1995. We refer to this examination as the IRS Audit. On December 4, 2003, we reached an agreement with the IRS with respect to the IRS Audit. We refer to this agreement as the Closing Agreement. Pursuant to the terms of the Closing Agreement we agreed to pay “deficiency dividends” (that is, our declaration and payment of a distribution that is permitted to relate back to the year for which the IRS determines a deficiency in order to satisfy the requirement for REIT qualification that we distribute a certain minimum amount of our “REIT taxable income” for such year) in amounts not less than $1,400 and $809 for our 1992 and 1993 taxable years, respectively. We also consented to the assessment and collection of $770 in tax deficiencies and to the assessment and collection of interest on such tax deficiencies and on the deficiency dividends referred to above.

     In connection with the incorporation, and distribution of all of the shares, of Atlantic in May 1996, we entered into the Tax Agreement with Atlantic under which Atlantic assumed all of our tax liabilities arising out of the IRS’ then ongoing examinations (which included, but is not otherwise limited to, the IRS Audit), excluding any tax liability relating to any actions or events occurring, or any tax return position taken, after May 10, 1996, but including liabilities for additions to tax, interest, penalties and costs relating to covered taxes. In addition, the Tax Agreement provides that, to the extent any tax which Atlantic is obligated to pay under the Tax Agreement can be avoided through the declaration of a deficiency dividend, we would make, and Atlantic would reimburse us for the amount of, such deficiency dividend.
     On December 15, 2003, our Board of Trustees declared a cash “deficiency dividend” in the amount of $2,209, which was paid on January 20, 2004, to common shareholders of record on December 31, 2003. On January 21, 2004, pursuant to the Tax Agreement, Atlantic reimbursed us $2,209 in recognition of our payment of the deficiency dividend. Atlantic has also paid all other amounts (including the tax deficiencies and interest referred to above), on behalf of the Company, assessed by the IRS to date.
     Pursuant to the Closing Agreement we agreed to an adjustment to our taxable income for each of our taxable years ended December 31, 1991 through 1995. The Company has advised the relevant taxing authorities for the state and local jurisdictions where it conducted business during those years of such adjustments and the terms of the Closing Agreement. We believe that our exposure to state and local tax, penalties and interest will not exceed $1,391 as of December 31, 2008. It is management’s belief that any liability for state and local tax, penalties, interest, and other miscellaneous expenses that may exist in relation to the IRS Audit will be covered under the Tax Agreement.
     Effective June 30, 2006, Atlantic was merged into (acquired by) Kimco SI 1339, Inc. (formerly known as SI 1339, Inc.), a wholly-owned subsidiary of Kimco Realty Corporation (“Kimco”), with Kimco SI 1339, Inc. continuing as the surviving corporation. By way of the merger, Kimco SI 1339, Inc. acquired Atlantic’s assets, subject to its liabilities (including its obligations to the Company under the Tax Agreement). In a press release issued on the effective date of the merger, Kimco disclosed that the shareholders of Atlantic received common shares of Kimco valued at $81,800 in exchange for their shares in Atlantic.
     Litigation
     The Company is currently involved in certain litigation arising in the ordinary course of business. The Company believes that this litigation will not have a material adverse effect on its consolidated financial statements.
     Environmental Matters
     Under various Federal, state and local laws, ordinances and regulations relating to the protection of the environment (“Environmental Laws”), a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances disposed, stored, released, generated, manufactured or discharged from, on, at, onto, under or in such property. Environmental Laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substance. The presence of such substances, or the failure to properly remediate such substances when present, released or discharged, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral. The cost of any required remediation and the liability of the owner or operator therefore as to any property is generally not limited under such Environmental Laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the cost of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons. In addition to any action required by Federal, state or local authorities, the presence or release of hazardous or toxic substances on or from any property could result in private plaintiffs bringing claims for personal injury or other causes of action.
     In connection with ownership (direct or indirect), operation, management and development of real properties, the Company may be potentially liable for remediation, releases or injury. In addition, Environmental Laws impose on owners or operators the requirement of on-going compliance with rules and regulations regarding business-related activities that may affect the environment. Such activities include, for example, the ownership or use of transformers or underground tanks, the treatment or discharge of waste waters or other materials, the removal or abatement of asbestos-containing materials (“ACMs”) or lead-containing paint during renovations or otherwise, or notification to various parties concerning the potential presence of regulated matters, including ACMs. Failure to comply with such requirements could result in difficulty in the lease or sale of any affected property and/or the imposition of monetary penalties, fines or other sanctions in addition to the costs required to attain compliance. Several of the Company’s properties have or may contain ACMs or underground storage tanks (“USTs”); however, the Company is not aware of any potential environmental liability which could reasonably be expected to have a material impact on its financial position or results of operations. No assurance can be given that future laws, ordinances or regulations will not impose any material environmental requirement or liability, or that a material adverse environmental condition does not otherwise exist.
     Common Shares Repurchase
     In December 2005, the Board of Trustees authorized the repurchase, at management’s discretion, of up to $15,000 of the Company’s common shares. The program allows the Company to repurchase its common shares from time to time in the open market or in privately negotiated transactions. As of December 31, 2007, the Company had purchased and retired 287,900 shares of the Company’s common stock under this program at an average cost of $27.11 per share, and approximately $7,200 of common shares may yet be purchased under such repurchase program.
21. Subsequent Event
     In February 2009, Ramco Peachtree Hill LLC, an entity in a joint venture in which the Company has a 20% ownership interest, entered into a loan securing the Peachtree Hill shopping center in Duluth, GA. The $15.0 million loan extends the maturity date of the debt to February 2010. The loan is secured by unconditional guarantees of payment and performance by Ramco 450 Venture LLC, the Company, and its majority owned subsidiary, Ramco-Gershenson Properties, L.P, the Operating Partnership.

Years Ended December 31, 2008 and 2007 (Dollars in thousands)
22.	REAL ESTATE ASSETS

Net Investment in Real Estate Assets at December 31, 2008

						Initial Cost			Gross Cost at
						to Company			End of Period (b)
							Building &
			Year	Year	Year		Improvements	Subsequent		Building &		Accumulated
Property	Location		Constructed (a)	Acquired	Renovated	Land	(f)	Additions (Retirements), Net	Land	Improvements	Total	Depreciation (c)	Encumbrances

Florida
Coral Creek Shops	Coconut Creek	Florida	1992	2002		1,565	14,085	61	1,572	14,139	15,711	2,323	(e	)
Gateway Commons	Lakeland	Florida		2008		17,625	—	3,099	17,625	3,099	20,724	—
Lantana Shopping Center	Lantana	Florida	1959	1996	2002	2,590	2,600	7,034	2,590	9,634	12,224	2,610	(e	)
Naples Towne Center	Naples	Florida	1982	1996	2003	218	1,964	5,018	807	6,393	7,200	1,799	(d	)
Parkway Shops	Jacksonville	Florida		2008		11,035	—	241	11,035	241	11,276	—	(e	)
Pelican Plaza	Sarasota	Florida	1983	1997		710	6,404	403	710	6,807	7,517	1,945	(d	)
River City	Jacksonville	Florida	2005	2005		19,768	73,859	5,158	12,068	86,717	98,785	5,062	(e	)
River Crossing Centre	New Port Richey	Florida	1998	2003		728	6,459	7	728	6,466	7,194	909	(e	)
Rivertowne Square	Deerfield Beach	Florida	1980	1998		954	8,587	707	954	9,294	10,248	2,016	(d	)
Southbay Shopping Center	Osprey	Florida	1978	1998		597	5,355	554	597	5,909	6,506	1,657	(d	)
Sunshine Plaza	Tamarac	Florida	1972	1996	2001	1,748	7,452	12,677	1,748	20,129	21,877	6,796	(e	)
The Crossroads	Royal Palm Beach	Florida	1988	2002		1,850	16,650	130	1,857	16,773	18,630	2,807	(e	)
Village Lakes Shopping Center	Land O’ Lakes	Florida	1987	1997		862	7,768	430	862	8,198	9,060	2,238	(d	)

Georgia
Centre at Woodstock	Woodstock	Georgia	1997	2004		1,880	10,801	(323)	1,987	10,371	12,358	1,147	(e	)
Conyers Crossing	Conyers	Georgia	1978	1998	1989	729	6,562	675	729	7,237	7,966	2,126	(d	)
Holcomb Center	Alpharetta	Georgia	1986	1996		658	5,953	5,371	3,432	8,550	11,982	2,095	(d	)
Horizon Village	Suwanee	Georgia	1996	2002		1,133	10,200	79	1,143	10,269	11,412	1,722	(d	)
Mays Crossing	Stockbridge	Georgia	1984	1997	1986	725	6,532	1,742	725	8,274	8,999	2,215	(d	)
Promenade at Pleasant Hill	Duluth	Georgia	1993	2004		3,891	22,520	(678)	3,650	22,083	25,733	2,483	(e	)

Michigan
Auburn Mile	Auburn Hills	Michigan	2000	1999		15,704	—	(7,237)	5,917	2,550	8,467	1,201	(e	)
Beacon Square	Grand Haven	Michigan	2004	2004		1,806	6,093	2,406	1,809	8,496	10,305	714	(e	)
Clinton Pointe	Clinton Township	Michigan	1992	2003		1,175	10,499	(135)	1,175	10,364	11,539	1,415	(d	)
Clinton Valley Mall	Sterling Heights	Michigan	1977	1996	2002	1,101	9,910	6,438	1,101	16,348	17,449	4,635	(d	)
Clinton Valley	Sterling Heights	Michigan	1985	1996		399	3,588	3,870	523	7,334	7,857	2,244	(d	)
Eastridge Commons	Flint	Michigan	1990	1996	2001	1,086	9,775	2,371	1,086	12,146	13,232	4,456	(d	)
Edgewood Towne Center	Lansing	Michigan	1990	1996	2001	665	5,981	122	645	6,123	6,768	1,965	(d	)
Fairlane Meadows	Dearborn	Michigan	1987	2003		1,955	17,557	308	1,956	17,864	19,820	2,447	(d	)
Fraser Shopping Center	Fraser	Michigan	1977	1996		363	3,263	908	363	4,171	4,534	1,308	(d	)
Gaines Marketplace	Gaines Twp.	Michigan	2005	2004		226	6,782	8,846	8,343	7,511	15,854	725	(e	)
Hartland Towne Square	Hartland	Michigan		2008		8,138	2,022	887	5,738	5,309	11,047	—
Hoover Eleven	Warren	Michigan	1989	2003		3,308	29,778	229	3,304	30,011	33,315	3,799	(e	)
Jackson Crossing	Jackson	Michigan	1967	1996	2002	2,249	20,237	14,517	2,249	34,754	37,003	9,602	(d	)
Jackson West	Jackson	Michigan	1996	1996	1999	2,806	6,270	4,961	2,691	11,346	14,037	3,493	(e	)
Kentwood Towne Center	Kentwood	Michigan	1988	1996		2,799	9,484	84	2,841	9,526	12,367	1,350	(e	)
Lake Orion Plaza	Lake Orion	Michigan	1977	1996		470	4,234	1,238	1,241	4,701	5,942	1,469	(d	)
Lakeshore Marketplace	Norton Shores	Michigan	1996	2003	2006	2,018	18,114	1,204	3,402	17,934	21,336	2,582	(e	)
Livonia Plaza	Livonia	Michigan	1988	2003		1,317	11,786	4	1,317	11,790	13,107	1,804	(d	)
Madison Center	Madison Heights	Michigan	1965	1997	2000	817	7,366	3,060	817	10,426	11,243	3,150	(e	)
New Towne Plaza	Canton Twp.	Michigan	1975	1996	2005	817	7,354	3,855	817	11,209	12,026	3,436	(e	)
Oak Brook Square	Flint	Michigan	1982	1996		955	8,591	5,271	955	13,862	14,817	3,247	(d	)
Roseville Towne Center	Roseville	Michigan	1963	1996	2004	1,403	13,195	7,231	1,403	20,426	21,829	6,131	(d	)
Shoppes at Fairlane	Dearborn	Michigan	2007	2005		1,300	63	3,075	1,304	3,134	4,438	136	(d	)
Southfield Plaza	Southfield	Michigan	1969	1996	2003	1,121	10,090	4,426	1,121	14,516	15,637	3,953	(d	)
Taylor Plaza	Taylor	Michigan	1970	1996	2006	400	1,930	272	400	2,202	2,602	784	(d	)
Tel-Twelve	Southfield	Michigan	1968	1996	2006	3,819	43,181	33,122	3,819	76,303	80,122	19,386	(d	)

Years Ended December 31, 2008 and 2007 (Dollars in thousands)
22.	REAL ESTATE ASSETS

Net Investment in Real Estate Assets at December 31, 2008

						Initial Cost			Gross Cost at
						to Company			End of Period (b)
							Building &
			Year	Year	Year		Improvements	Subsequent		Building &		Accumulated
Property	Location		Constructed (a)	Acquired	Renovated	Land	(f)	Additions (Retirements), Net	Land	Improvements	Total	Depreciation (c)	Encumbrances

West Oaks I	Novi	Michigan	1979	1996	2006	—	6,304	11,193	1,768	15,729	17,497	4,014	(e	)
West Oaks II	Novi	Michigan	1986	1996	2000	1,391	12,519	5,894	1,391	18,413	19,804	5,536	(e	)

North Carolina
Ridgeview Crossing	Elkin	North Carolina	1989	1997	1995	1,054	9,494	(7,548)	390	2,610	3,000	—

Ohio
Crossroads Centre	Rossford	Ohio	2001	2001		5,800	20,709	1,023	4,903	22,629	27,532	4,645	(e	)
Office Max Center	Toledo	Ohio	1994	1996		227	2,042	—	227	2,042	2,269	647	(d	)
Rossford Pointe	Rossford	Ohio	2006	2005		796	3,087	2,287	797	5,373	6,170	332	(d	)
Spring Meadows Place	Holland	Ohio	1987	1996	2005	1,662	14,959	5,067	1,653	20,035	21,688	5,883	(e	)
Troy Towne Center	Troy	Ohio	1990	1996	2003	930	8,372	(591)	813	7,898	8,711	2,670	(d	)

South Carolina
Taylors Square	Taylors	South Carolina	1989	1997	1995	1,581	14,237	2,964	1,721	17,061	18,782	4,468

Tennessee
Northwest Crossing	Knoxville	Tennessee	1989	1997	2006	1,284	11,566	5,680	1,284	17,246	18,530	4,036
Northwest Crossing II	Knoxville	Tennessee	1999	1999		570	—	1,628	570	1,628	2,198	375
Stonegate Plaza	Kingsport	Tennessee	1984	1997	1993	606	5,454	(4,818)	606	636	1,242	—

Virginia
Aquia Towne Center	Stafford	Virginia	1989	1998		2,187	19,776	41,592	3,509	60,046	63,555	5,581	(e	)

Wisconsin
East Town Plaza	Madison	Wisconsin	1992	2000	2000	1,768	16,216	68	1,768	16,284	18,052	3,506	(e	)
West Allis Towne Centre	West Allis	Wisconsin	1987	1996		1,866	16,789	5,329	1,866	22,118	23,984	5,642	(d	)

				Grand Total		$149,205	$642,418	$213,486	$144,422	$860,687	$1,005,109	$174,717

(a)	If prior to May 1996, constructed by a predecessor of the Company.

(b)	The aggregate cost of land and buildings and improvements for federal income tax purposes is approximately $939 million.

(c)	Depreciation for all properties is computed over the useful life which is generally forty years.

(d)	The property is pledged as collateral on the unsecured credit facility.

(e)	The property is pledged as collateral on secured mortgages.

(f)	Refer to Note 1 for a summary of the Company’s capitalization policies.
The changes in real estate assets and accumulated depreciation for the years ended December 31, 2008, and 2007 are as follows:

	2008	2007
Real Estate Assets

Balance at beginning of period	$1,045,372	$1,048,602
Land Development/Acquisitions	20,258	83,636
Discontinued Operations	(12,624)	—
Capital Improvements	41,015	58,694
Sale/Retirements of Assets	(88,912)	(145,560)

Balance at end of period	$1,005,109	$1,045,372

	2008	2007
Accumulated Depreciation

Balance at beginning of period	$168,962	$150,627
Sales/Retirements	(11,690)	(12,972)
Discontinued Operations	(3,242)	—
Depreciation	20,687	31,307

Balance at end of period	$174,717	$168,962